Exhibit (99.2)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

Item	Page
Management’s Report on Internal Control Over Financial Reporting	2

Report of Independent Registered Public Accounting Firm	3 - 4

Consolidated Statement of Income (Loss) - for the years ended December 31, 2005, 2004 and 2003	5

Consolidated Balance Sheet - December 31, 2005 and 2004	6 - 7

Consolidated Statement of Stockholders’ Deficit - for the years ended December 31, 2005, 2004 and 2003	8

Consolidated Statement of Cash Flows - for the years ended December 31, 2005, 2004 and 2003	9

Notes to Consolidated Financial Statements Notes 1 through 25	10 - 86

Schedule II - Valuation and Qualifying Accounts and Reserves - for the years ended December 31, 2005, 2004 and 2003	87

Management’s Report on Internal Control Over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended).

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework.

Based on our assessment, management determined that, as of December 31, 2005, the Company’s internal control over financial reporting was effective.

The Company’s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP, has issued an integrated audit report that includes the firm’s report on our assessment of the effectiveness of the Company’s internal control over financial reporting. Such audit report begins on page 75.

/s/ David T. Brown	Date February 21, 2006
David T. Brown,
President and Chief Executive Officer

/s/ Michael H. Thaman	Date February 21, 2006
Michael H. Thaman,
Chairman of the Board and
Chief Financial Officer

PricewaterhouseCoopers LLP
One SeaGate, Suite 1800
Toledo OH 43604-1574
Telephone (419) 254 2500

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Owens Corning:

We have completed integrated audits of Owens Corning’s 2005 and 2004 consolidated financial statement and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the index appearing on page 1 present fairly, in all material respects, the financial position of Owens Corning and its subsidiaries at December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing on page 1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company voluntarily filed for Chapter 11 bankruptcy protection on October 5, 2000. This action, which was taken primarily as a result of asbestos litigation as discussed in Note 19 to the consolidated financial statements, raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to this matter is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page 2, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

February 21, 2006, except for Notes 3 and 7, as to which the date is August 3, 2006

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
	(In millions, except per share data)
NET SALES	$6,323	$5,675	$4,996
COST OF SALES	5,165	4,649	4,170

Gross margin	1,158	1,026	826

OPERATING EXPENSES
Marketing and administrative expenses	565	530	459
Science and technology expenses	58	47	43
Restructure costs	—	—	(2)
Chapter 11 related reorganization items	45	54	85
Provision (credit) for asbestos litigation claims (recoveries) - Owens Corning	3,365	(24)	(5)
Provision for asbestos litigation claims - Fibreboard	902	—	—
Other	(34)	(8)	(21)

Total operating expenses	4,901	599	559

INCOME (LOSS) FROM OPERATIONS	(3,743)	427	267

Interest expense (income), net	739	(12)	8

INCOME (LOSS) BEFORE INCOME TAXES	(4,482)	439	259

Income tax expense (benefit)	(387)	227	145

INCOME (LOSS) BEFORE MINORITY INTEREST AND EQUITY IN NET INCOME (LOSS) OF AFFILIATES	(4,095)	212	114

Minority interest and equity in net earnings of affiliates	(4)	(8)	1

NET INCOME (LOSS)	$(4,099)	$204	$115

NET INCOME (LOSS) PER COMMON SHARE
Basic net income (loss) per share	$(74.08)	$3.68	$2.08

Diluted net income (loss) per share	$(74.08)	$3.40	$1.92

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING AND COMMON EQUIVALENT SHARES DURING THE PERIOD
Basic	55.3	55.3	55.2
Diluted	55.3	59.9	59.9

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005 AND 2004

	2005	2004
	(In millions of dollars)
ASSETS

CURRENT
Cash and cash equivalents	$1,559	$1,125
Receivables, less allowances of $18 million in 2005 and 2004	608	527
Inventories	477	445
Other current assets	61	31

Total current	2,705	2,128

OTHER
Restricted cash - asbestos and insurance related	189	188
Restricted cash, securities, and other - Fibreboard	1,433	1,418
Deferred income taxes	1,432	999
Pension-related assets	471	499
Goodwill	215	198
Investments in affiliates	77	82
Other noncurrent assets	201	117

Total other	4,018	3,501

PLANT AND EQUIPMENT, at cost
Land	85	80
Buildings and leasehold improvements	796	803
Machinery and equipment	3,346	3,293
Construction in progress	177	128

	4,404	4,304
Accumulated depreciation	(2,392)	(2,294)

Net plant and equipment	2,012	2,010

TOTAL ASSETS	$8,735	$7,639

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005 AND 2004 (continued)

	2005	2004
	(In millions of dollars)
LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT
Accounts payable and accrued liabilities	$1,032	$909
Accrued post-petition interest	735	—
Short-term debt	6	11
Long-term debt - current portion	13	31

Total current	1,786	951

LONG-TERM DEBT	36	38

OTHER
Pension plan liability	684	731
Other employee benefits liability	410	401
Other	199	178

Total other	1,293	1,310

LIABILITIES SUBJECT TO COMPROMISE	13,520	9,171

COMPANY-OBLIGATED SECURITIES OF ENTITIES HOLDING SOLELY PARENT DEBENTURES - SUBJECT TO COMPROMISE	200	200

COMMITMENTS AND CONTINGENCIES (Notes 10, 19 and 23)

MINORITY INTEREST	47	49

STOCKHOLDERS’ DEFICIT
Preferred stock, no par value; authorized 8 million shares, none outstanding	—	—
Common stock, par value $.10 per share; authorized 100 million shares; issued 55.3 million shares	6	6
Additional paid in capital	692	692
Accumulated deficit	(8,546)	(4,447)
Accumulated other comprehensive loss	(297)	(330)
Other	(2)	(1)

Total stockholders’ deficit	(8,147)	(4,080)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$8,735	$7,639

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
	(In millions of dollars)
COMMON STOCK
Balance beginning and end of year	$6	$6	$6

ADDITIONAL PAID IN CAPITAL
Balance beginning of year	692	690	690
Other	—	2	—

Balance end of year	692	692	690

ACCUMULATED DEFICIT
Balance beginning of year	(4,447)	(4,651)	(4,766)
Net income (loss)	(4,099)	204	115

Balance end of year	(8,546)	(4,447)	(4,651)

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance beginning of year
Currency translation adjustment	103	33	(59)
Minimum pension liability adjustment	(428)	(403)	(337)
Deferred gains (losses) on hedging transactions	(5)	(1)	1

Balance at beginning of year	(330)	(371)	(395)

Adjustments
Currency translation adjustment	(19)	70	92
Minimum pension liability adjustment (net of taxes of $13 million in 2005, $13 million in 2004, and $14 million in 2003)	35	(25)	(66)
Deferred gains (losses) on hedging transactions (net of taxes of $6 million in 2005, $1 million in 2004, and $1 million in 2003.)	17	(4)	(2)

Other comprehensive income	33	41	24

Balance end of year
Currency translation adjustment	84	103	33
Minimum pension liability adjustment	(393)	(428)	(403)
Deferred gains (losses) on hedging transactions	12	(5)	(1)

Balance end of year	(297)	(330)	(371)

OTHER
Balance beginning of year	(1)	(2)	(3)
Net increase (decrease)	(1)	1	1

Balance end of year	(2)	(1)	(2)

STOCKHOLDERS’ DEFICIT	$(8,147)	$(4,080)	$(4,328)

TOTAL COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$(4,099)	$204	$115
Other comprehensive income (loss)	33	41	24

COMPREHENSIVE INCOME (LOSS)	$(4,066)	$245	$139

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
	(In millions of dollars)
NET CASH FLOW FROM OPERATIONS
Net income (loss)	$(4,099)	$204	$115
Reconciliation of net cash flow from operations:
Noncash items:
Provision for asbestos litigation claims	4,277	—	—
Provision for depreciation	231	228	206
Provision for impairment of fixed assets	8	7	28
Provision (credit) for deferred income taxes	(467)	133	51
Provision for pension and other employee benefits liabilities	113	120	126
Provision for post-petition interest/fees on pre-petition debt	735	—	—
Other	4	20	62
Increase in receivables	(94)	(23)	(27)
(Increase) decrease in inventories	(42)	(42)	11
Increase (decrease) in accounts payable and accrued liabilities	163	69	(67)
Proceeds from insurance for asbestos litigation claims, excluding Fibreboard	10	24	5
Pension fund contribution	(49)	(231)	(185)
Payments for other employee benefits liabilities	(29)	(34)	(30)
Increase in restricted cash - asbestos and insurance related	(1)	(22)	(1)
Increase in restricted cash, securities, and other - Fibreboard	(15)	(23)	(30)
Other	1	19	31

Net cash flow from operations	746	449	295

NET CASH FLOW FROM INVESTING
Additions to plant and equipment	(288)	(232)	(208)
Investment in subsidiaries and affiliates, net of cash acquired	(14)	(96)	(25)
Proceeds from the sale of assets or affiliates	19	8	88

Net cash flow from investing	$(283)	$(320)	$(145)

NET CASH FLOW FROM FINANCING
Proceeds from long-term debt	$9	$—	$10
Payments on long-term debt	(31)	(21)	(56)
Net increase (decrease) in short-term debt	(6)	—	3
Net decrease in liabilities subject to compromise	(3)	(5)	—
Other	1	2	—

Net cash flow from financing	(30)	(24)	(43)

Effect of exchange rate changes on cash	1	15	23

NET INCREASE IN CASH AND CASH EQUIVALENTS	434	120	130
Cash and cash equivalents at beginning of year	1,125	1,005	875

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,559	$1,125	$1,005

DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for income taxes	$51	$38	$27
Cash paid during the year for interest expense	$6	$9	$5

The accompanying notes to consolidated financial statements are an integral part of this statement.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11

On October 5, 2000 (the “Petition Date”), Owens Corning and the 17 United States subsidiaries listed below (collectively with Owens Corning, the “Debtors”) filed voluntary petitions for relief (the “Filing”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “USBC”):

CDC Corporation	Integrex Testing Systems LLC
Engineered Yarns America, Inc.	HOMExperts LLC
Falcon Foam Corporation	Jefferson Holdings, Inc.
Integrex	Owens-Corning Fiberglas Technology, Inc.
Fibreboard Corporation	Owens Corning HT, Inc.
Exterior Systems, Inc.	Owens-Corning Overseas Holdings, Inc.
Integrex Ventures LLC	Owens Corning Remodeling Systems, LLC
Integrex Professional Services LLC	Soltech, Inc.
Integrex Supply Chain Solutions LLC

The Debtors are currently operating their businesses as debtors-in-possession in accordance with provisions of the Bankruptcy Code. The Chapter 11 cases of the Debtors (collectively, the “Chapter 11 Cases”) are being jointly administered under Case No. 00-3837 (JKF).

The referenced Chapter 11 cases do not include any other United States or foreign subsidiaries of Owens Corning (collectively, the “Non-Debtor Subsidiaries”). As described more fully below under the heading “The Plan of Reorganization”, it is possible that certain of such Non-Debtor Subsidiaries, namely IPM, Inc., Vytec Corporation and Owens-Corning Fiberglas Sweden Inc., that issued guarantees with respect to Owens Corning’s primary pre-petition bank credit facility (the “Pre-Petition Credit Facility”), may initiate Chapter 11 proceedings in order to be covered by the terms of the Plan (as defined below). The timing of any such filing would permit the inclusion of such entities as part of the Plan confirmation process.

The Debtors filed for relief under Chapter 11 to address the growing demands on Owens Corning’s cash flow resulting from its multi-billion dollar asbestos liability. This liability is discussed in greater detail in Note 19 to the Consolidated Financial Statements.

Overseeing Federal District Court

In late 2001, all of the asbestos-related Chapter 11 cases pending in the District of Delaware (the Chapter 11 Cases of Owens Corning and the cases of Armstrong World Industries, Inc., W.R. Grace & Co., Federal-Mogul Global, Inc., and USG Corporation) were ordered transferred to the United States District Court for the District of Delaware (the “District Court”) before Judge Alfred M. Wolin to facilitate development and implementation of a coordinated plan for management (the “Administrative Consolidation”). The District Court entered an order referring the Chapter 11 Cases back to the USBC, where they were previously pending, subject to its ongoing right to withdraw such referral with respect to any proceedings or issues (the applicable court from time to time responsible for any particular aspect of the Chapter 11 Cases being hereinafter referred to as the “Bankruptcy Court”).

On May 27, 2004, the United States Court of Appeals for the Third Circuit (the “Third Circuit”) assigned Judge John P. Fullam of the United States District Court, Eastern District of Pennsylvania, to replace Judge Wolin in the Chapter 11 Cases. In addition, the Third Circuit assigned other judges to sit on other of the cases that had previously been consolidated under the terms of the Administrative Consolidation, effectively terminating the consolidation.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

Consequence of the Filing

As a consequence of the Filing, all pending litigation against the Debtors was stayed automatically by section 362 of the Bankruptcy Code and, absent further order of the Bankruptcy Court, no party may take any action to recover on pre-petition claims against the Debtors. In addition, pursuant to section 365 of the Bankruptcy Code, the Debtors may reject or assume pre-petition executory contracts and unexpired leases, and other parties to contracts or leases that are rejected may assert rejection damages claims as permitted by the Bankruptcy Code.

Two creditors’ committees, one representing asbestos claimants (the “Official Committee of Asbestos Claimants”) and the other representing unsecured creditors (the “Official Committee of Unsecured Creditors”), have been appointed as official committees in the Chapter 11 Cases. In addition, the Bankruptcy Court has appointed James J. McMonagle as Legal Representative for the class of future asbestos personal injury claimants against one or more of the Debtors. The two committees and the Legal Representative have the right to be heard on all matters that come before the Bankruptcy Court.

Owens Corning anticipates that substantially all liabilities of the Debtors as of the Petition Date will be resolved under the Plan (as defined below) or some other Chapter 11 plan of reorganization to be voted on in the Chapter 11 Cases in accordance with the provisions of the Bankruptcy Code. On January 17, 2003, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed a proposed joint plan of reorganization in the USBC. The same proponents filed a proposed amended joint plan of reorganization in the USBC on March 28, 2003, a proposed second amended joint plan of reorganization in the USBC on May 23, 2003, a proposed third amended joint plan of reorganization in the USBC on August 8, 2003, and a proposed fourth amended joint plan of reorganization (the “Fourth Amended Plan”) in the USBC on October 24, 2003.

On December 31, 2005, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed a proposed fifth amended joint plan of reorganization (as so amended through such fifth amendment, the “Plan”) in the USBC along with a related disclosure statement (the “Disclosure Statement”). The steering committee of holders of obligations under the Pre-Petition Credit Facility supports the Plan pursuant to the terms of the letter, dated December 30, 2005, appended as Appendix K to the Disclosure Statement. Certain other members of the major non-asbestos creditor groups have indicated that they may oppose the Plan. There can be no assurance that the Plan or any other plan supported by Owens Corning and less than all of the major creditor groups will be ultimately confirmed by the Bankruptcy Court and consummated. The Debtors have the exclusive right to file and solicit acceptances to a plan of reorganization through July 31, 2006. In addition, Owens Corning is unable to predict what impact the disposition of any of the litigation and other matters described below will have on the timing of the confirmation of the Plan (or any other plan of reorganization) or its effect, if any, on the terms thereof. The Plan (and any other plan of reorganization) is subject to confirmation by the Bankruptcy Court.

The Plan has been significantly amended from the Fourth Amended Plan. In particular, the Plan is no longer premised upon the substantive consolidation of Owens Corning and certain of its direct and indirect subsidiaries for the purposes of voting, determining which claims and interests will be entitled to vote to accept or reject the Plan, confirmation of the Plan, and the resultant discharge of and cancellation of claims and interests and distribution of assets, interests and other property under the Plan. On October 5, 2004, the District Court issued a Memorandum and Order Concerning Substantive Consolidation (the “Substantive Consolidation Order”). In the Substantive Consolidation Order, the

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

District Court granted the Debtors’ motion for substantive consolidation. On October 13, 2004, the holders of the debt under the Pre-Petition Credit Facility filed an appeal of the Substantive Consolidation Order with the Third Circuit. On August 15, 2005, the Third Circuit reversed the Substantive Consolidation Order. The Legal Representative for the class of future asbestos personal injury claimants and certain designated members of the Official Committee of Unsecured Creditors subsequently filed petitions for rehearing en banc of the Third Circuit’s decision. Those petitions for rehearing were denied by the Third Circuit on September 28, 2005. The Legal Representative for the class of future asbestos personal injury claimants and certain bondholders have filed petitions for certiorari with the United States Supreme Court with respect to the Third Circuit’s decision on the Substantive Consolidation Order.

As previously disclosed, as a result of the Third Circuit’s reversal of the District Court’s Substantive Consolidation Order and Owens Corning’s evaluation of the distributable values (considered on a non-substantively consolidated basis) of Owens Corning and certain of its Debtor and non-Debtor subsidiaries, Owens Corning recorded, for the period ended September 30, 2005, expenses with respect to the Pre-Petition Credit Facility for the period from the Petition Date through September 30, 2005 in the amount of $538 million relating to post-petition interest and certain other post-petition fees. With respect to post-petition interest, such expenses reflected the application of the Base Rate plus 2% (as described below) applied on a non-compounding basis. The Plan provides that, if the holders of debt under the Pre-Petition Credit Facility are deemed unimpaired, or are deemed to be impaired and the class of such holders accepts the Plan, (and the Plan is confirmed and becomes effective) then the holders of debt under the Pre-Petition Credit Facility will be paid an amount in cash which reflects post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and Facility Fees (as defined in the Pre-Petition Credit Facility). In light of such terms of the Plan, Owens Corning (i) has recorded, for the period ended December 31, 2005, additional expenses of $147 million for the period from the Petition Date through September 30, 2005, and (ii) has recorded, for the quarter ended December 31, 2005, additional expenses of $50 million reflecting post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and post-petition fees, including Facility Fees. However, this estimate is based on numerous factual and legal uncertainties, including the interpretation of contractual provisions concerning such interest and other fees, and Owens Corning reserves the right to object, if and as appropriate in its judgment, to the ultimate entitlements to such interest and other fees and to the amount of such interest and other fees in the Chapter 11 Cases (or other proceedings) in the event the holders of debt under the Pre-Petition Credit Facility are deemed impaired and vote against the Plan. Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of debt under the Pre-Petition Credit Facility, Owens Corning expects to continue to accrue interest on the Pre-Petition Credit Facility in future periods, to the extent required under applicable law, at a rate equal to the Base Rate plus 2%, applied on a compounding basis (compounded quarterly), and post-petition fees, including Facility Fees. The Base Rate (as defined in the Pre-Petition Credit Facility) is a floating rate equal to the higher of (i) the prime commercial lending rate of Credit Suisse First Boston and (ii) the Federal Funds Rate plus 0.50% per annum. Actual amounts of post-petition interest and other fees, if any, that are ultimately determined payable under the Pre-Petition Credit Facility for the period from the Petition Date through December 31, 2005 or for future periods may be significantly higher or lower than the amounts indicated above.

A six-day claims estimation hearing was held before the District Court beginning January 13, 2005 to establish the amount of Owens Corning’s and Fibreboard’s current and future asbestos liability in the Chapter 11 Cases. In general, the holders of the debt under the Pre-Petition Credit Facility argued that the amount of such asbestos liability should be set at an amount significantly lower than the amounts reserved for asbestos claims on the financial statements of the Debtors, and the Official Committee of Asbestos

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

Claimants and the Legal Representative for the class of future asbestos claimants argued that such asbestos liability should be set at a significantly higher level. On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s ruling to the Third Circuit. Certain parties have filed briefs with respect to such appeal, but the briefing has not yet been completed and oral arguments have not yet been scheduled. As a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by $3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court (see Note 19 to the Consolidated Financial Statements). Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005.

Related Developments

PROPOSED ASBESTOS LEGISLATION

Senators Arlen Specter (R-PA) and Patrick Leahy (D-VT) co-sponsored an asbestos litigation reform bill (S-852) introduced in the United States Senate on April 19, 2005. The proposed legislation is entitled the Fairness in Asbestos Injury Resolution Act of 2005 (the “FAIR Act”).

If enacted into law, the FAIR Act would establish an administrative claims resolution structure through which all asbestos personal injury claims would be channeled and reviewed. The FAIR Act would also establish a national trust fund, funded through mandated contributions from defendant companies, insurance companies and existing trusts, that would be the source of compensation of all approved claims. Under terms of the FAIR Act, companies like Owens Corning and Fibreboard, that have filed for bankruptcy but have not yet emerged through a confirmed plan of reorganization, would be included as participants in the resolution structure.

The proposed legislation was voted out of the Senate Judiciary Committee on May 26, 2005. On February 15, 2006, the U.S. Senate failed to secure the votes required to waive a budget point of order that was raised against the proposed legislation.

The legislative fate of the FAIR Act remains uncertain, and Owens Corning is unable to predict whether the FAIR Act will be enacted or, if it is enacted, what its final form would be or what the effect, if any, would be on Owens Corning and Fibreboard or the Plan (or any other plan of reorganization), including in the event that the effective date of the Plan has not occurred prior to the enactment of the FAIR Act. The provisions of any legislation ultimately enacted may have a material effect on the amount of liability that Owens Corning and Fibreboard ultimately have for asbestos-related claims, which could be less than the amounts reserved for in Owens Corning’s financial statements.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

OTHER MATTERS FILED IN THE USBC

On or about October 17, 2003, the Official Committee of Unsecured Creditors filed a motion in the USBC requesting appointment of a Chapter 11 trustee to assume control of the Chapter 11 Cases due to alleged breach of the Debtors’ fiduciary duty of undivided loyalty to act in the best interest of all creditors. After such motion was dismissed by the USBC for failure to comply with local court rules, the Official Committee of Unsecured Creditors re-filed such motion on October 30, 2003. A supplement to the motion of the Official Committee of Unsecured Creditors was filed on May 28, 2004, and various filings in opposition to such supplemented motion were filed by the Debtors, the Legal Representative for the class of future asbestos claimants, and the Official Committee of Asbestos Claimants. Further proceedings on this matter have been voluntarily continued by the movants on a monthly basis.

On or about May 24, 2004, Credit Suisse First Boston, Kensington International Limited, Springfield Associates LLC and Angelo Gordon filed a motion in the USBC requesting the appointment of a Chapter 11 examiner to examine (i) allegations of improper conduct by management of the Debtors, (ii) alleged breaches of fiduciary duty by management of the Debtors resulting from the influence of the Legal Representative for the class of future asbestos claimants and the Official Committee of Asbestos Claimants on the process of developing a plan and the tort estimation process, (iii) alleged connections between the asbestos plaintiffs’ interests, a Court appointed mediator, and the Debtors’ asbestos liability estimation firm, and (iv) other alleged improper conduct. Owens Corning, the Legal Representative for the class of future asbestos claimants, and the Official Committee of Asbestos Claimants have each filed responsive pleadings to the motion. The USBC has continued further proceedings on the motion pending issuance of a final order on the motion (described in the preceding paragraph) requesting appointment of a Chapter 11 trustee.

The Debtors believe that the two motions described above are without merit and intend to continue to vigorously oppose them in appropriate proceedings.

The Plan of Reorganization

As described above, on December 31, 2005, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed the Plan and the related Disclosure Statement. The steering committee of holders of obligations under the Pre-Petition Credit Facility supports the Plan pursuant to the terms of the letter, dated December 30, 2005, appended to the Disclosure Statement as Appendix K. In light of the Third Circuit’s reversal of the Substantive Consolidation Order described above, the current Plan is premised upon non-consolidation of the Debtors, including separate classification and treatment of the claims against and interests in each of the Debtors. In addition, as part of the Plan, Owens Corning intends to effect an internal restructuring in order to adopt a holding company structure. This internal restructuring is expected to be refined further as steps are taken to implement it. The USBC has set July 10, 17 and 18, 2006 as hearing dates on the confirmation of the Plan. At this time, Owens Corning is unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

As set forth in the Plan and the Disclosure Statement, the Plan currently provides that, after the payment of secured and priority claims, the residual distributable value of Owens Corning will generally be allocated ratably in the form of cash and new common stock to holders of allowed general unsecured claims against Owens Corning (other than holders of claims under the Pre-Petition Credit Facility, which

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will receive the treatment described below), including asbestos claimants, bondholders, trade creditors and other general unsecured creditors. The percentage recovery and value of the payments ultimately made under the Plan to each class of creditors will depend upon a number of factors. Those factors, which are described in detail in the Disclosure Statement, include, among other things, the value of the shares of new common stock and notes to be issued by Owens Corning, the amount of cash available for distribution, and the outcome of the voting on the Plan. As to Fibreboard, the Plan contemplates that the assets available to satisfy Fibreboard liabilities (which are primarily asbestos-related liabilities) will be limited to the assets of the Fibreboard Settlement Trust and certain other specified assets.

As described in greater detail in the Plan and Disclosure Statement, if the holders of debt under the Pre-Petition Credit Facility are deemed unimpaired, or are deemed to be impaired and the class of such holders accepts the Plan, (and the Plan is confirmed and becomes effective) then the holders of debt under the Pre-Petition Credit Facility will be paid cash in an aggregate amount equal to the amount of their allowed claims plus post-petition interest on a compounding basis (compounded quarterly) and Facility Fees (as defined in the Pre-Petition Credit Facility) under the Pre-Petition Credit Facility. If the holders of debt under the Pre-Petition Credit Facility are deemed to be impaired and the class of such holders rejects the Plan, then the holders of debt under the Pre-Petition Credit Facility will be paid cash and cash pay notes in an amount to be determined by the Bankruptcy Court. As previously disclosed, as of December 31, 2005, Owens Corning has recorded expenses of $735 million reflecting post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and post-petition fees, including Facility Fees. However, this estimate is based on numerous factual and legal uncertainties, including the interpretation of contractual provisions concerning such interest and other fees, and Owens Corning reserves the right to object, if and as appropriate in its judgment, to the ultimate entitlements to such interest and other fees and to the amount of such interest and other fees in the Chapter 11 Cases (or other proceedings) in the event the holders of debt under the Pre-Petition Credit Facility are deemed impaired and vote against the Plan. Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of debt under the Pre-Petition Credit Facility, Owens Corning expects to continue to accrue interest on the Pre-Petition Credit Facility in future periods, to the extent required under applicable law, at a rate equal to the Base Rate plus 2%, applied on a compounding basis (compounded quarterly), and post-petition fees, including Facility Fees. The Base Rate (as defined in the Pre-Petition Credit Facility) is a floating rate equal to the higher of (i) the prime commercial lending rate of Credit Suisse First Boston and (ii) the Federal Funds Rate plus 0.50% per annum. Actual amounts of post-petition interest and other fees, if any, that are ultimately determined payable under the Pre-Petition Credit Facility for the period from the Petition Date through December 31, 2005 or for future periods may be significantly higher or lower than the amounts indicated above.

As described above, the Plan (which is co-proposed by the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants) provides that Owens Corning asbestos claimants will receive a partial payment proportionately similar to other general unsecured creditors of Owens Corning. In order to estimate the amount of the current and future asbestos personal injury claims in the Chapter 11 Cases, a six-day claims estimation hearing was held before the District Court beginning January 13, 2005. In general, the holders of the debt under the Pre-Petition Credit Facility argued that the amount of the Company’s current and future asbestos liability should be set at an amount significantly lower than the amounts reserved for asbestos claims on the financial statements of the Debtors, and the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants argued that such asbestos liability should be set at a significantly higher level. On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of

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contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. As a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by $3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court. Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s estimation ruling to the Third Circuit. Certain parties have filed briefs with respect to this appeal, but the briefing has not yet been completed and oral arguments have not yet been scheduled.

Under the Plan, a trust, which is intended to qualify under section 524(g) of the Bankruptcy Code (the “524(g) Trust”), will be created from which asbestos claimants will be paid. The Plan provides that a majority of the newly issued common stock of reorganized Owens Corning, as well as cash, the assets of the existing Fibreboard Settlement Trust (see Note 20 to the Consolidated Financial Statements) and specified other assets, will fund the 524(g) Trust. The 524(g) Trust will, through separate sub-accounts for Owens Corning and Fibreboard, assume all asbestos-related liability of Owens Corning, Fibreboard and the other entities set forth in the Plan and will, through those separate sub-accounts, make payments to claimants in accordance with the trust distribution procedures included as part of the Plan. The Plan contemplates that the assets of the Fibreboard Settlement Trust and certain other specified assets will fund only the separate Fibreboard sub-account and, as a result, those amounts will not be available under the Plan to pay claims against Owens Corning. Conversely, only the assets in the Fibreboard sub-account will be available to pay claims against Fibreboard. In addition, the Plan provides for an injunction by the Bankruptcy Court pursuant to section 524(g) of the Bankruptcy Code that will enjoin actions against the reorganized Debtors, their respective subsidiaries, and certain of their affiliates, for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on, or with respect to any asbestos claims which will be subject to the 524(g) Trust. Similar plans of reorganization have been confirmed in the Chapter 11 cases of other companies involved in asbestos-related litigation. Section 524(g) of the Bankruptcy Code provides that, if certain specified conditions are satisfied, a court may issue a permanent injunction barring the assertion of asbestos-related claims or demands against the reorganized company and channeling those claims to an independent trust.

As previously noted, the Plan currently contemplates that most classes of pre-petition unsecured creditors of Owens Corning will be impaired. Therefore, the Plan provides that the existing common stock of Owens Corning will be cancelled, and that current shareholders will receive no distribution or other consideration in exchange for their shares.

In general, in light of the Third Circuit’s reversal of the Substantive Consolidation Order, intercompany claims are classified separately under the Plan but receive treatment similar to that of other unsecured claims. However, as described more fully in the Plan, holders of allowed intercompany claims do not receive distributions of new common stock and cash on account of such claims but, instead, are credited with value on account of such claims. In addition, the arrangements, transactions and relationships that gave rise to certain intercompany claims may be challenged by various parties in the Chapter 11 Cases and payments and other obligations in respect thereof may be restricted or modified by order of, or subject to review and approval by, the Bankruptcy Court. The outcome of such challenges and other actions, if

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any, may have an impact on the treatment of various claims under the Plan or any other plan ultimately confirmed and on the respective assets, liabilities and results of operations of Owens Corning and its direct and indirect subsidiaries.

Although they have not filed Chapter 11 Cases at the present time, Owens Corning reserves the right to initiate Chapter 11 proceedings on behalf of three subsidiaries, IPM, Inc., Vytec Corporation and Owens-Corning Fibreglas Sweden Inc., that issued guarantees with respect to the Pre-Petition Credit Facility, in the event Owens Corning deems it necessary to do so in order for such subsidiaries to be covered by the terms of the Plan. The timing of any such filing would permit the inclusion of such entities as part of the Plan confirmation process.

Pursuant to the Bankruptcy Code, schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the Petition Date. Differences between amounts recorded by the Debtors and claims filed by creditors will be investigated and resolved as part of the proceedings in the Chapter 11 Cases.

Any disagreements raised by creditors with the terms of the Plan are expected to be handled through negotiation or litigation as part of the confirmation process. Owens Corning is unable to predict the timing or outcome of such negotiation or litigation.

The Bankruptcy Court may confirm a plan of reorganization only upon making certain findings required by the Bankruptcy Code, and a plan may be confirmed over the dissent of non-accepting creditors and equity security holders if certain requirements of the Bankruptcy Code are met. In this respect, the Plan provides for certain “cramdown” provisions, whereby the Plan may be confirmed over the objections of one or more classes of unapproving creditors in the event that certain percentages in dollar amount and in number of specified classes of creditors accept the plan and vote in favor of it.

Bar Dates for Filing Claims

GENERAL BAR DATE

In connection with the Chapter 11 Cases, the Bankruptcy Court set April 15, 2002 as the last date by which holders of certain pre-petition claims against the Debtors must file their claims (the “General Bar Date”). The General Bar Date does not apply to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation). Generally, any holder of a claim that was required to file a claim by the General Bar Date and did not do so will be barred from asserting such claim against any of the Debtors and will not participate in any distribution in any of the Chapter 11 Cases on account of such claim.

Approximately 25,000 proofs of claim (including late-filed claims), totaling approximately $16.6 billion, alleging a right to payment from a Debtor were filed with the Bankruptcy Court in response to the General Bar Date. As to the Pre-Petition Credit Facility, the claim total reflects only a single claim (in the amount of approximately $1.6 billion) although the holders have asserted this claim against Owens Corning and each of six other Debtors that issued a guarantee with respect to the facility. Owens Corning continues to investigate the filed claims to determine their validity. The Bankruptcy Court will ultimately determine liability amounts that will be allowed for claims in the Chapter 11 Cases.

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In its review of the filed claims, Owens Corning identified approximately 16,000 claims, totaling approximately $8.6 billion, which it believed should be disallowed by the Bankruptcy Court, primarily because they appeared to be duplicate claims or claims that were not related to the indicated Debtor (the “Objectionable Claims”). Owens Corning filed omnibus objections to certain of these Objectionable Claims and likely will file additional objections. As of December 31, 2005, approximately 7,000 of the Objectionable Claims, totaling approximately $5.7 billion, had either been withdrawn by the claimants or disallowed by the Bankruptcy Court, and other of such claims had been reduced by the claimants by approximately $1.8 billion. While the Bankruptcy Court will ultimately determine liability amounts, if any, that will be allowed as part of the Chapter 11 Cases, Owens Corning believes that all or substantially all of the remaining Objectionable Claims will be disallowed.

In addition to the Objectionable Claims described above, the remaining filed proofs of claim included approximately 9,000 claims, totaling approximately $8.0 billion. As of December 31, 2005, approximately 1,000 of these claims, totaling approximately $0.4 billion, had either been withdrawn by the claimants, disallowed by the Bankruptcy Court, or otherwise resolved, and other of such claims had been reduced by the claimants by approximately $0.3 billion. The remaining claims consist of:

•	Approximately 2,900 claims, totaling approximately $1.4 billion, associated with asbestos-related contribution, indemnity, reimbursement, or subrogation claims. Owens Corning will address all asbestos-related personal injury and wrongful death claims in the future as part of the Chapter 11 Cases. See Note 19 to the Consolidated Financial Statements for additional information concerning asbestos-related liabilities.

•	Approximately 100 claims, totaling approximately $0.6 billion, alleging asbestos-related property damage. Most of these claims were submitted with insufficient documentation to assess their validity. Owens Corning expects to vigorously defend any asserted asbestos-related property damage claims in the Bankruptcy Court. Based upon its historic experience in respect of asbestos-related property damage claims, Owens Corning does not anticipate significant liability from any such claims.

•	Approximately 5,000 claims, totaling approximately $5.3 billion, alleging rights to payment for financing, environmental, trade debt and other matters (the “General Claims”). The Company has recorded approximately $3.5 billion in liabilities for these claims. Based upon the claims information submitted, the General Claims with the largest variance from the recorded amounts are: claims by the United States Department of Treasury, totaling approximately $534 million, in connection with taxes (see discussion regarding the tax claims and related settlement under the heading “Tax Claim” in Note 19 to the Consolidated Financial Statements); a contingent claim for approximately $458 million by the Pension Benefit Guaranty Corporation, as described more fully under the heading “PBGC Claim” in Note 19 to the Consolidated Financial Statements; a $275 million class action claim involving alleged problems with a specialty roofing product (see discussion of this claim and pending settlement under the heading “Specialty Roofing Claim” in Note 19 to the Consolidated Financial Statements); environmental claims totaling approximately $109 million; and claims for contract rejections, totaling approximately $95 million, of which approximately $28 million are protective claims covering contracts which have not been rejected by the Debtors as of December 31, 2005.

Owens Corning has recorded liability amounts for those claims that can be reasonably estimated and which it believes are probable of being allowed by the Bankruptcy Court. At this time, it is impossible to

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reasonably estimate the value of all the claims that will ultimately be allowed by the Bankruptcy Court, due to the uncertainties of the Chapter 11 process, the in-progress state of Owens Corning’s investigation of submitted claims, and the lack of documentation submitted in support of many claims. Owens Corning continues to evaluate claims filed in the Chapter 11 Cases and will make such adjustments as may be appropriate. Any such adjustments could be material to the Company’s consolidated financial position and results of operations in any given period. For a discussion of liability amounts in respect of asbestos personal injury claims, see Note 19 to the Consolidated Financial Statements.

ASBESTOS BAR DATE

A bar date for filing proofs of claim against the Debtors with respect to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation) has not been set. On April 11, 2003, the Official Committee of Unsecured Creditors filed a motion seeking establishment of a bar date for such asbestos-related claims. On April 25, 2003, the District Court entered an order withdrawing the reference of the Chapter 11 Cases to the USBC with respect to such motion, and staying all proceedings on such motion pending further order of the District Court.

As indicated above, the General Bar Date does not apply to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation). Despite this, approximately 3,300 proofs of claim (in addition to claims described above under “General Bar Date”), totaling approximately $2.6 billion, with respect to asbestos-related personal injury or wrongful death were filed with the Bankruptcy Court in response to the General Bar Date. Of these claims, Owens Corning has identified approximately 1,200, totaling approximately $0.5 billion, as Objectionable Claims. Of the remaining claims, Owens Corning believes that a substantial majority represent claimants that had previously asserted asbestos-related claims against the Company.

As noted above, under the Plan, all asbestos-related personal injury and wrongful death claims will be channeled to the section 524(g) trust, subject to approval by the Bankruptcy Court. See Note 19 to the Consolidated Financial Statements for additional information concerning asbestos-related liabilities.

As described above, on March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s ruling to the Third Circuit. Certain parties have filed briefs with respect to such appeal, but the briefing has not yet been completed and oral arguments have not yet been scheduled. The Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard. In addition, the Memorandum and Order did not address whether a bar date would be established for asbestos-related personal injury or wrongful death claims as to either Owens Corning or Fibreboard.

Avoidance Actions

Under the Bankruptcy Code, October 4, 2002 was the deadline by which the Debtors, on behalf of the bankruptcy estates, could bring adversary actions seeking the return of potentially avoidable transfers made by the Debtors to certain parties within a prescribed period prior to the commencement of the Chapter 11 Cases. As part of their review of potentially avoidable transactions, the Debtors (1) negotiated

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tolling agreements with some of the recipients of the preferential transfers in order to toll the time period in which to bring an avoidance action; (2) determined not to prosecute certain of those potential avoidance actions that were not the subject of tolling agreements; and (3) instituted, prior to the October 4, 2002 deadline, a total of 19 adversarial actions, including 3 preference actions, 1 turnover action, and 15 avoidance actions, as described further below. All such actions were commenced in the USBC.

Among the parties who were identified by the Debtors as having received potentially avoidable transfers were (a) 12 present and former officers that received certain pre-petition incentive payments exceeding a threshold in the aggregate per officer; (b) one director that received a pre-petition pension payment; and (c) a joint venture affiliate of the Company that received approximately $3.8 million in the one-year period prior to the commencement of the Chapter 11 Cases.

The Debtors have executed tolling agreements with all 12 present and former officers and the director, as well as with certain other parties identified as having received potentially avoidable transfers. After initially being covered by a tolling agreement, the claim against the joint venture affiliate was subsequently released as part of a Bankruptcy Court approved settlement with the affiliate, entered into in connection with the affiliate’s separate bankruptcy proceedings.

The adversary actions were commenced against various other defendants seeking, among other things, (a) avoidance of certain guarantees and certain preferential payments made in connection with Owens Corning’s Pre-Petition Credit Facility (the “Pre-Petition Credit Facility Action”); (b) the return of up to approximately $515 million paid by the Company to shareholders of Fibreboard in connection with the Company’s purchase of Fibreboard in 1997 (the “FBD Shareholder Action”); (c) the return of up to approximately $61.8 million paid by the Company to shareholders in dividends in the period 1996 through 2000 (the “Dividend Action”); and (d) the return of approximately $133 million paid by the Company to Bank of America Corp. in connection with Owens Corning’s purchase of Fibreboard in 1997. Both the FBD Shareholder Action and the Dividend Action are defendant class actions. Certain present or former officers or directors of the Company may be members of either or both defendant classes.

Certain holders of Owens Corning debt securities have filed a Complaint in Intervention in connection with the Pre-Petition Credit Facility Action, seeking to assert securities fraud related claims against five subsidiaries of Owens Corning that issued guarantees in connection with the Pre-Petition Credit Facility. The Company has opposed such intervention. On January 20, 2006, the official representatives of the bondholder and trade creditor constituencies of Owens Corning filed a motion for leave to file an amended complaint in intervention in connection with the Pre-Petition Credit Facility Action and to seek authority to prosecute existing claims and commence others on behalf of the Debtors’ estates (the “Derivative Complaint”). The Plan contemplates that the claims belonging to the Debtors under the Pre-Petition Credit Facility Action, which are the subject of the Derivative Complaint, will be released. However, Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization), including the applicable release provisions, as may ultimately be confirmed.

Separately, and at the request of the Official Committee of Unsecured Creditors and the direction of the Bankruptcy Court, the Debtors either obtained tolling agreements from, or filed actions against, approximately 115 law firms that entered into NSP or non-NSP agreements (see Note 19 to the Consolidated Financial Statements) with the Debtors on behalf of claimants asserting asbestos-related personal injury or wrongful death claims. Lawsuits were brought initially against the 11 law firms that did not sign tolling agreements, seeking two forms of relief: (a) first, a declaratory judgment as to whether

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payments made, or obligations incurred, under NSP and non-NSP agreements were in exchange for reasonably equivalent value; and (b) second, in the event reasonably equivalent value was not received, the recovery or avoidance of payments made and obligations incurred under the relevant NSP and non-NSP agreements pursuant to applicable state and federal fraudulent conveyance law. On or before September 29, 2003, similar lawsuits were brought against 5 additional law firms whose tolling agreements were about to expire. On or about October 3, 2005 similar lawsuits were brought against 2 additional law firms whose tolling agreements were about to expire and who could not be contacted to extend the tolling agreements because of Hurricane Katrina. The Official Committee of Unsecured Creditors was named as a defendant in all such lawsuits, solely with respect to the declaratory relief sought. During the first quarter of 2004, the lawsuit against one of the law firms was dismissed with the consent of the Official Committee of Unsecured Creditors and Bankruptcy Court approval.

By motions filed on various dates, the Debtors have requested a stay of the foregoing litigation pending its disposition in the Plan (or any other plan of reorganization). Pursuant to rulings of the Bankruptcy Court, all of the foregoing litigation, other than the Pre-Petition Credit Facility Action and two commercial preference actions, has been stayed.

Certain Post-Petition Matters

The Debtors have received approval from the Bankruptcy Court to pay or otherwise honor certain of their pre-petition obligations, including employee wages, salaries, benefits and other employee obligations, pre-petition claims of critical vendors, and certain other pre-petition claims including certain customer program and warranty claims.

While operating in Chapter 11 proceedings, a debtor company is generally prohibited from paying interest on unsecured pre-petition debts. As a result of the Filing, contractual interest expense on pre-petition debt of the Debtors other than the Pre-Petition Credit Facility has not been accrued or recorded since the Petition Date. From the Petition Date through December 31, 2005, the contractual interest expense not accrued or recorded on such pre-petition debt (calculated using ordinary, non-default interest rates and without regard to debt maturity) totaled approximately $538 million, of which $26 million relate to the fourth quarter of 2005, $103 million relate to the twelve months ended December 31, 2005, and $26 million and $102 million, respectively, relate to the same two periods of 2004. As previously disclosed, as a result of the Third Circuit’s reversal of the District Court’s Substantive Consolidation Order and Owens Corning’s evaluation of the distributable values (considered on a non-substantively consolidated basis) of Owens Corning and certain of its Debtor and non-Debtor subsidiaries, Owens Corning recorded, for the period ended September 30, 2005, expenses with respect to the Pre-Petition Credit Facility for the period from the Petition Date through September 30, 2005 in the amount of $538 million relating to post-petition interest and certain other post-petition fees. With respect to post-petition interest, such expenses reflected the application of the Base Rate plus 2% applied on a non-compounding basis. Owens Corning notes that the Plan provides that, if the holders of debt under the Pre-Petition Credit Facility are deemed unimpaired, or are deemed to be impaired and the class of such holders accepts the Plan, (and the Plan is confirmed and becomes effective) then the holders of debt under the Pre-Petition Credit Facility will be paid an amount in cash which reflects post-petition interest with respect to the Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and Facility Fees (as defined in the Pre-Petition Credit Facility). In light of such terms of the Plan, Owens Corning (i) has recorded, for the period ended December 31, 2005, additional expenses of $147 million for the period from the Petition Date through September 30, 2005, and (ii) has recorded, for the quarter ended December 31, 2005, additional expenses of $50 million reflecting post-petition interest with respect to the

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Pre-Petition Credit Facility on a compounding basis (compounded quarterly) and post-petition fees, including Facility Fees. However, this estimate is based on numerous factual and legal uncertainties, including the interpretation of contractual provisions concerning such interest and other fees, and Owens Corning reserves the right to object, if and as appropriate in its judgment, to the ultimate entitlements to such interest and other fees and to the amount of such interest and other fees in the Chapter 11 Cases (or other proceedings) in the event the holders of debt under the Pre-Petition Credit Facility are deemed impaired and vote against the Plan. Absent developments that alter Owens Corning’s view of the likelihood of amounts that may be paid under the Plan to holders of debt under the Pre-Petition Credit Facility, Owens Corning expects to continue to accrue interest on the Pre-Petition Credit Facility in future periods, to the extent required under applicable law, at a rate equal to the Base Rate (as defined in the Pre-Petition Credit Facility) plus 2%, applied on a compounding basis (compounded quarterly), and post-petition fees, including Facility Fees. The Base Rate (as defined in the Pre-Petition Credit Facility) is a floating rate equal to the higher of (i) the prime commercial lending rate of Credit Suisse First Boston and (ii) the Federal Funds Rate plus 0.50% per annum. Actual amounts of post-petition interest and other fees, if any, that are ultimately determined payable under the Pre-Petition Credit Facility for the period from the Petition Date through December 31, 2005 or for future periods may be significantly higher or lower than the amounts indicated above.

At December 31, 2005, the Company had $1.559 billion of cash and cash equivalents.

In connection with the Filing, the Debtors obtained a $500 million debtor-in-possession credit facility from a group of lenders led by Bank of America, N.A. (the “DIP Financing”), which was originally scheduled to expire November 15, 2002. Effective October 31, 2002, the DIP Financing was amended to, among other things, reduce the maximum available credit amount to $250 million and extend the scheduled expiration to November 15, 2004. Effective September 20, 2004, the DIP Financing was further amended by a Second Amendment which, among other things, extended the scheduled expiration to November 15, 2006. There were no borrowings outstanding under the DIP Financing at December 31, 2005; however, approximately $169 million of the availability under this credit facility was utilized as a result of the issuance of standby letters of credit and similar uses.

As a consequence of the Filing and the impact of certain provisions of the Company’s DIP Financing and in a cash management order entered by the Bankruptcy Court, the Company and its subsidiaries are now subject to certain restrictions, including on their ability to pay dividends and to transfer cash and other assets to each other and to their affiliates.

The Company believes, based on information presently available to it, that its cash and cash equivalents, and cash available from operations, will provide sufficient liquidity to allow it to continue as a going concern for the foreseeable future. However, the ability of the Company to continue as a going concern (including its ability to meet post-petition obligations of the Debtors and to meet obligations of the Non-Debtor Subsidiaries) and the appropriateness of using the going concern basis for its financial statements are dependent upon, among other things, (i) the Company’s ability to comply with the terms of any cash management order entered by the Bankruptcy Court from time to time in connection with the Chapter 11 Cases, (ii) the ability of the Company to maintain adequate cash on hand, (iii) the ability of the Company to generate cash from operations, (iv) the ability of the Non-Debtor Subsidiaries to obtain necessary financing, (v) confirmation of the Plan (or any other plan of reorganization) under the Bankruptcy Code, and (vi) the Company’s ability to maintain profitability following such confirmation.

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Financial Statement Presentation

The Company’s Consolidated Financial Statements have been prepared in accordance with AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Filing, such realization of assets and liquidation of liabilities are subject to uncertainty. While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code, and subject to Bankruptcy Court approval or otherwise as permitted in the ordinary course of business, the Debtors, or some of them, may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the Consolidated Financial Statements. Further, the Plan (or any other plan of reorganization) could materially change the amounts and classifications reported in the consolidated historical financial statements.

Substantially all of the Company’s pre-petition debt is now in default due to the Filing. As described below, the accompanying Consolidated Financial Statements present the Debtors’ pre-petition debt under the caption “Liabilities Subject to Compromise”. This includes debt under the Pre-Petition Credit Facility and approximately $1.5 billion of other outstanding debt. As required by SOP 90-7, at the Petition Date the Company recorded the Debtors’ pre-petition debt instruments at the allowed amount, as defined by SOP 90-7.

As reflected in the Consolidated Financial Statements, “Liabilities Subject to Compromise” refers to Debtors’ liabilities incurred prior to the commencement of the Chapter 11 Cases. The amounts of the various liabilities that are subject to compromise are set forth below following the debtor-in-possession financial statements. These amounts represent Owens Corning’s estimate of known or potential pre-petition claims to be resolved in connection with the Chapter 11 Cases. Such claims remain subject to future adjustments. Adjustments may result from (1) negotiations; (2) actions of the Bankruptcy Court; (3) further developments with respect to disputed claims; (4) rejection of executory contracts and unexpired leases; (5) the determination as to the value of any collateral securing claims; (6) proofs of claim; or (7) other events. Payment terms for these amounts will be established in connection with the Chapter 11 Cases.

As noted above, the Consolidated Financial Statements reflect expenses with respect to the Pre-Petition Credit Facility in the amount of $735 million relating to post-petition interest and certain other post-petition fees for the period from the Petition Date through December 31, 2005. Since the Company is in default on the debt underlying these amounts, the accrual is recorded as a current liability on the Consolidated Financial Statements.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

OWENS CORNING AND SUBSIDIARIES

DEBTOR-IN-POSSESSION STATEMENT OF INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
	(In millions of dollars)
NET SALES	$5,410	$4,870	$4,338
COST OF SALES	4,540	4,118	3,735

Gross margin	870	752	603

OPERATING EXPENSES
Marketing and administrative expenses	493	466	405
Science and technology expenses	51	41	37
Restructure costs	—	—	(1)
Chapter 11 related reorganization items	45	54	85
Owens Corning provision (credit) for asbestos litigation claims (recoveries)	3,365	(24)	(5)
Fibreboard provision for asbestos litigation claims	902	—	—
Other	(90)	(49)	(68)

Total operating expenses	4,766	488	453

INCOME (LOSS) FROM OPERATIONS	(3,896)	264	150

Interest income (expense), net	(740)	(2)	(3)

Interest income from non-Debtors	57	56	56

INCOME (LOSS) BEFORE INCOME TAXES	(4,579)	318	203

Income tax expense (benefit)	(419)	173	135

INCOME (LOSS) BEFORE EQUITY IN NET INCOME (LOSS) OF AFFILIATES	(4,160)	145	68

Equity in net income of affiliates	1	1	—

NET INCOME (LOSS)	$(4,159)	$146	$68

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

OWENS CORNING AND SUBSIDIARIES

DEBTOR-IN-POSSESSION BALANCE SHEET

DECEMBER 31, 2005 AND 2004

	2005	2004
	(In millions of dollars)
ASSETS

CURRENT
Cash and cash equivalents	$1,126	$725
Receivables, net of allowance for doubtful accounts	458	408
Receivables - non-Debtors	1,165	1,085
Inventories	320	295
Other current assets	46	34

Total current	3,115	2,547

OTHER
Restricted cash and other - asbestos and insurance related	189	188
Restricted cash, securities and other - Fibreboard	1,433	1,418
Deferred income taxes	1,326	887
Pension-related assets	387	415
Goodwill	66	55
Investments in affiliates	31	30
Investments in non-Debtor subsidiaries	762	762
Other noncurrent assets	154	68

Total other	4,348	3,823

PLANT AND EQUIPMENT, at cost
Land	37	39
Buildings and leasehold improvements	593	597
Machinery and equipment	2,342	2,270
Construction in progress	121	93

	3,093	2,999
Accumulated depreciation	(1,723)	(1,632)

Net plant and equipment	1,370	1,367

TOTAL ASSETS	$8,833	$7,737

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

OWENS CORNING AND SUBSIDIARIES

DEBTOR-IN-POSSESSION BALANCE SHEET

DECEMBER 31, 2005 AND 2004 (continued)

	2005	2004
	(In millions of dollars)
LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT
Accounts payable and accrued liabilities	$797	$649
Accounts payable and accrued liabilities - non-Debtors	19	25
Accrued post-petition interest/fees on pre-petition debt	735	—
Long-term debt - current portion	1	1

Total current	1,552	675

LONG-TERM DEBT	12	7

OTHER
Pension plan liability	577	617
Other employee benefits liability	393	384
Other	184	159

Total other	1,154	1,160

LIABILITIES SUBJECT TO COMPROMISE	14,180	9,831

STOCKHOLDERS’ DEFICIT
Common stock	6	6
Additional paid in capital	692	692
Accumulated deficit	(8,430)	(4,271)
Accumulated other comprehensive loss	(328)	(358)
Other	(5)	(5)

Total stockholders’ deficit	(8,065)	(3,936)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$8,833	$7,737

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

OWENS CORNING AND SUBSIDIARIES

DEBTOR-IN-POSSESSION STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
	(In millions of dollars)
NET CASH FLOW FROM OPERATIONS

Net income (loss)	$(4,159)	$146	$68
Reconciliation of net cash flow from operations:
Noncash items:
Provision for asbestos litigation claims	4,277	—	—
Provision for depreciation	163	163	147
Provision for impairment of fixed assets	8	7	28
Provision (credit) for deferred income taxes	(460)	112	81
Provision for pension and other employee benefits liabilities	101	114	112
Provision for post-petition interest/fees on pre-petition debt	735	—	—
Other	7	14	48
Increase in receivables and receivables - non-Debtors	(125)	(127)	(116)
Increase in inventories	(25)	(17)	(10)
Increase (decrease) in accounts payable and accrued liabilities and accounts payable and accrued liabilities - non-Debtors	140	105	(33)
Proceeds from insurance for asbestos litigation claims, excluding Fibreboard	10	24	5
Pension fund contribution	(40)	(223)	(178)
Payments for other employee benefits liabilities	(28)	(33)	(29)
Increase in restricted cash - asbestos and insurance related	(1)	(22)	(1)
Increase in restricted cash, securities, and other - Fibreboard	(15)	(23)	(30)
Other	18	8	39

Net cash flow from operations	606	248	131

NET CASH FLOW FROM INVESTING
Additions to plant and equipment	(196)	(159)	(156)
Investment in subsidiaries and affiliates, net of cash acquired	(13)	(3)	(5)
Proceeds from the sale of assets or affiliates	8	2	85

Net cash flow from investing	(201)	(160)	(76)

NET CASH FLOW FROM FINANCING
Other additions to long-term debt	—	—	2
Other reductions to long-term debt	(1)	—	(34)
Liabilities subject to compromise	(3)	(5)	—
Other	—	(3)	—

Net cash flow from financing	(4)	(8)	(32)

NET INCREASE IN CASH AND CASH EQUIVALENTS	401	80	23

Cash and cash equivalents at beginning of year	725	645	622

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,126	$725	$645

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 (continued)

The amounts subject to compromise in the Consolidated and Debtor-in-Possession Balance Sheets consist of the following items at December 31:

	2005	2004
	(In millions of dollars)
Accounts payable and accrued liabilities	$227	$209
Accrued interest payable	40	40
Debt	2,952	2,958
Income taxes payable	85	90
Reserve for asbestos litigation claims - Owens Corning	7,000	3,565
Reserve for asbestos-related claims - Fibreboard	3,216	2,309

Total consolidated	13,520	9,171

Payables to non-Debtors	660	660

Total Debtor	$14,180	$9,831

The amounts for Chapter 11 related reorganization items in the Consolidated and Debtor-in-Possession Income Statements consist of the following for the years ended December 31:

	2005	2004	2003
	(In millions of dollars)
Professional fees	$64	$63	$63
Payroll and compensation	20	16	12
Investment income	(39)	(28)	(35)
Loss on settlement of claims	—	—	39
Other, net	—	3	6

Total	$45	$54	$85

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of Owens Corning and its subsidiaries (the “Company”) generally include the accounts of majority owned subsidiaries. Intercompany accounts and transactions are eliminated.

Reclassifications

Certain reclassifications have been made to the 2004 and 2003 Consolidated Financial Statements to conform with the classifications used in 2005.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue when title and risk of loss pass to the customer. Provisions for discounts and rebates to customers, returns, warranties and other adjustments are provided in the same period that the related sales are recorded and are based on historical experience and contractual obligation, as applicable.

Shipping and Handling Costs

The Company incurs certain expenses related to preparing, packaging and shipping its products to its customers, mainly third-party transportation fees. All costs related to these activities are included as a component of cost of sales and all costs billed to the customer are included as revenue in the Consolidated Statement of Income (Loss).

Marketing and Advertising Costs

Marketing and advertising costs are expensed the first time the advertisement takes place. Marketing and advertising costs include advertising, substantiated customer incentive programs, and marketing communications. Marketing and advertising expenses for 2005, 2004 and 2003 were $122 million, $111 million, and $77 million, respectively.

Science and Technology Expenses

The Company incurs certain expenses related to science and technology. These expenses include salaries, building costs, utilities, administrative expenses, materials, and supplies for the Company to improve and develop its products and services. These costs are expensed as incurred.

Reorganization Items and Other Expenses

In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), revenues, expenses (including professional fees), realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business are reported separately as reorganization items in the Consolidated Statement of Income (Loss).

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock Based Compensation Plans

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which eliminates the alternative to apply the intrinsic value method of accounting for stock based compensation permitted under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The Company adopted the provision of SFAS No. 123R during the second quarter of 2005. None of the Company’s previously issued stock-based awards were materially impacted by the adoption of this standard and the Company does not expect to issue additional stock based compensation while it remains in Chapter 11 proceedings.

Historically, the Company applied the intrinsic value method and all stock options issued by the Company were exercisable at a price equal to the market price at the date of grant. Accordingly, no compensation cost was recognized for any of the options granted under the Employee Plans or the plan for non-employee directors. The compensation cost that has been recorded for awards other than options was less than $1 million in 2005, 2004 and 2003.

Had compensation cost for the Employee Plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method described in SFAS No. 123R, there would have been no impact to the 2005 or 2004 reported amounts. However, the Company’s net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below for 2003:

(In millions of dollars, except share data)	2003
Net income (loss), as reported	$115
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2)

Pro forma net income	$113

Basic net income (loss) per share
As reported	$2.08
Pro forma	2.05

Diluted net income (loss) per share
As reported	$1.92
Pro forma	1.89

Net Income per Share

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share reflects the dilutive effect of common equivalent shares and increased shares that would result from the conversion of debt and equity securities. The effects of anti-dilution are not presented. Unless otherwise indicated, all per share information included in the Notes to the Consolidated Financial Statements is presented on a diluted basis.

Cash and Cash Equivalents

The Company defines cash and cash equivalents as cash and time deposits with maturities of three months or less when purchased.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is an estimate of the amount of probable credit losses in our existing accounts receivable. Account balances are charged off against the allowance when we feel it is probable the receivable will not be recovered.

Inventory Valuation

Inventories are stated at lower of cost or market value. Inventory costs include material, labor and manufacturing overhead. Approximately half of the Company’s inventories are valued using the first-in, first-out (FIFO) method and the balance of inventories is generally valued using the last-in, first-out (LIFO) method.

Investments in Affiliates

The Company accounts for investments in affiliates of 20% to 50% ownership with significant influence using the equity method under which the Company’s share of earnings of the affiliate is reflected in income as earned and dividends are credited against the investment in affiliate when declared. If the Company’s ownership is less than 20% the Company accounts for its investments using the cost method.

Goodwill

The Company does not amortize goodwill or indefinite-lived intangible assets. Identifiable intangible assets with a determinable useful life are amortized over that determinable life. The Company completes an annual review for impairment using a fair value methodology. In performing the annual review, the Company uses an estimate of the discounted cash flows of the related business over the remaining life of the goodwill in assessing whether the goodwill is recoverable on a reporting unit basis.

Properties and Depreciation

The Company’s plant and equipment is depreciated principally using the straight-line method. Depreciation expense for the years ended December 31, 2005, 2004, and 2003 was $231 million, $228 million, and $206 million, respectively. The range of useful lives for the major components of the Company’s plant and equipment is as follows:

Buildings and leasehold improvements	15 - 40 years
Machinery and equipment	5 - 20 years
Information systems	5 - 10 years

Expenditures for normal maintenance and repairs are expensed as incurred.

Capitalization of Software Developed for Internal Use

The Company capitalizes the direct external and internal costs incurred in connection with the development, testing and installation of software for internal use. Internally developed software is included in machinery and equipment and is amortized over its estimated useful life using the straight-line method, not to exceed 5 years.

Property Impairments

The Company exercises judgment in evaluating tangible and intangible long-lived assets for impairment. This requires estimating useful lives, future operating cash flows and fair value of the assets under review. Changes in management intentions, market conditions or operating performance could indicate that impairment charges might be necessary that would be material to the Company’s consolidated financial statements in any given period.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company recognizes current tax liabilities and assets for the estimated taxes payable or refundable on the tax returns for the current year. Deferred tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and their tax basis. Amounts are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. In addition, realization of certain deferred tax assets is dependent upon our ability to generate future taxable income. The Company records a valuation allowance to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. In addition, the Company estimates tax reserves to cover taxing authority claims for income taxes and interest attributable to audits of open tax years.

Pension and Other Postretirement Benefits

Accounting for pensions and other postretirement benefits involves estimating the cost of benefits to be provided well into the future and attributing that cost over the time period each employee works. To accomplish this, extensive use is made of assumptions about inflation, investment returns, mortality, turnover, medical costs and discount rates. The results of this effort provide management with the necessary information on which to base its judgment and develop the estimates used to prepare the financial statements.

Reserve for Asbestos Litigation Claims

The Company estimates reserves for asbestos-related liabilities that have been asserted or are probable of assertion. The estimate of liabilities for pending and expected future asbestos claims is subject to considerable uncertainty because such liabilities are influenced by numerous variables that are inherently difficult to predict, and such uncertainties significantly increased as a result of the Chapter 11 Cases. The Company will continue to review its asbestos reserves on a periodic basis and make such adjustments as may be appropriate. Any such adjustment could be material to the Company’s consolidated financial statements in any given period. See Note 19 to the Consolidated Financial Statements for further discussion.

Derivative Financial Instruments

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) and its interpretations establish accounting and reporting standards requiring derivative instruments (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or liability measured at its fair value and related gains and losses to be recorded in income or other comprehensive income, as appropriate. See Note 23 to the Consolidated Financial Statements for further discussion.

Foreign Currency Translation

The functional currency of the Company’s subsidiaries is generally the applicable local currency. Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the period-end rate of exchange, and their statements of income (loss) and statements of cash flows are converted on an ongoing basis at the rate of exchange when transactions occur. The resulting translation adjustment is included in “Accumulated other comprehensive loss” in the Consolidated Balance Sheet and Statement of Stockholders’ Deficit. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the Consolidated Statement of Income (Loss) as incurred. The Company recorded foreign currency translation gains of $3 million in 2005, losses of $3 million in 2004, and gains of $12 million in 2003.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. SEGMENT DATA

The Company discloses its segments in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”). The Company’s business operations fall within two general product categories, building materials and composites. Consistent with SFAS No. 131, historically the Company has aggregated its operating segments into two reportable segments consistent with those product categories. The Company has conducted business evaluations during the second quarter of 2006 in conjunction with preparation for the Company’s emergence from Chapter 11 bankruptcy proceedings and implementation of adoption of a holding company structure. The Company has also reviewed its operating segments in light of SFAS No. 131 and facilitation of management and investor evaluation and determined (i) that the operating segments comprising the building materials product category be aggregated into three reportable segments: (1) Insulating Systems; (2) Roofing and Asphalt; and (3) Other Building Materials and Services, and (ii) that the operating segments comprising the composites product category remain aggregated in a single reportable segment: Composite Solutions. Accounting policies for the segments are the same as those for the Company.

The Company has reported financial and descriptive information about each of the Company’s four reportable segments below on a basis that is used internally for evaluating segment performance and deciding how to allocate resources to those segments.

The Company’s four reportable segments are defined as follows:

Insulating Systems

Manufactures and sells glass thermal insulation into residential, commercial, industrial and acoustical insulation markets. Also manufactures and sells glass fiber pipe insulation, energy efficient flexible duct media, and foam insulation used in above and below grade construction applications.

Roofing and Asphalt

Manufactures and sells residential roofing shingles, and oxidized asphalt materials used in residential and commercial construction and specialty applications.

Other Building Materials and Services

Manufactures and sells vinyl siding and accessories and manufactured stone veneer building products. Also provides construction services and franchise opportunities for the home remodeling and new construction industries. The Company’s distribution network also sells other building material products, such as windows and doors, not manufactured by Owens Corning. The operating segments comprising this segment individually do not meet the threshold for reporting separately.

Composite Solutions

Manufactures, fabricates and sells glass fiber reinforcements, mat, veil, and specialized products worldwide that are used in a wide variety of composites material systems. Primary end uses are in the transportation, building construction, telecommunications and electronics markets.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. SEGMENT DATA (continued)

As noted in the segment financial data below, the Company records inter-segment sales from the Composite Solutions segment to the Roofing and Asphalt segment for sales of glass-reinforced mat materials used in the manufacture of residential roofing materials. All other inter-segment sales are not material to any segment.

Income (loss) from operations by segment consists of net sales less related costs and expenses and is presented on a basis that is used internally for evaluating segment performance. Certain categories of expenses - such as cost of borrowed funds, general corporate expenses or income, and certain other expense or income items - are excluded from the internal evaluation of segment performance. Accordingly, these items are not reflected in income (loss) from operations for the Company’s reportable segments. Reference is made to the reconciliation of reportable segment income from operations to consolidated income (loss) before income taxes below for additional information about such items.

Total assets by reportable segment are those assets that are used in the Company’s operations in each segment and do not include general corporate assets. General corporate assets consist primarily of cash and cash equivalents, deferred taxes, asbestos-related assets, and corporate plant and equipment. Reference is made to the reconciliation of reportable segment assets to consolidated total assets below for additional information about such items.

External customer sales are attributed to geographic region based upon the location from which the product is shipped to the external customer. Long-lived assets by geographic region are attributed based upon the location of the assets and include net plant and equipment.

NET SALES	2005	2004	2003
	(In millions of dollars)
Reportable Segments

Insulating Systems	$1,976	$1,818	$1,508
Roofing and Asphalt	1,806	1,558	1,400
Other Building Materials and Services	1,234	1,112	1,022
Composite Solutions	1,495	1,368	1,210

Total reportable segments	6,511	5,856	5,140

Corporate Eliminations (1)	(188)	(181)	(144)

Consolidated	$6,323	$5,675	$4,996

External Customer Sales by Geographic Region

United States	$5,300	$4,755	$4,242
Europe	399	380	337
Canada and other	624	540	417

NET SALES	$6,323	$5,675	$4,996

(1)	Included in corporate eliminations are inter-segment sales from the Composite Solutions segment to the Roofing and Asphalt segment. Those eliminations were approximately $155 million, $150 million and $118 million in 2005, 2004, and 2003 respectively. The remaining inter-segment sales eliminations are immaterial to any other segment.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. SEGMENT DATA (continued)

INCOME (LOSS) BEFORE INCOME TAXES	2005	2004	2003
	(In millions of dollars)
Reportable Segments

Insulating Systems	$424	$373	$217
Roofing and Asphalt	139	73	85
Other Building Materials and Services	17	32	35
Composite Solutions	139	136	112

Total reportable segments	$719	$614	$449

Reconciliation to Consolidated Income (Loss) Before Income Taxes

Restructure costs and Other credits (charges)	18	5	(34)
Chapter 11 related reorganization items	(45)	(54)	(85)
(Provision) credit for asbestos litigation (claims) recoveries	(4,267)	24	5
General corporate expense	(168)	(162)	(68)
Interest (expense) income, net	(739)	12	(8)

CONSOLIDATED INCOME (LOSS) BEFORE INCOME TAX EXPENSE	$(4,482)	$439	$259

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. SEGMENT DATA (continued)

	December 31,
TOTAL ASSETS	2005	2004
	(In millions of dollars)
Reportable Segments

Insulating Systems	$993	$981
Roofing and Asphalt	552	517
Other Building Materials and Services	430	368
Composite Solutions	1,326	1,283

Total reportable segments	$3,301	$3,149

Reconciliation to Consolidated Total Assets

Cash and cash equivalents	1,559	1,125
LIFO inventory valuation adjustment	(146)	(119)
Restricted cash - asbestos and insurance related	189	188
Restricted cash, securities and other - Fibreboard	1,433	1,418
Deferred income taxes	1,432	999
Pension-related assets	471	499
Investments in affiliates	77	82
Corporate fixed assets and other assets	419	298

CONSOLIDATED TOTAL ASSETS	$8,735	$7,639

LONG-LIVED ASSETS BY GEOGRAPHIC REGION

United States	$1,379	$1,378
Europe	216	266
Canada and other	417	366

TOTAL LONG-LIVED ASSETS	$2,012	$2,010

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. SEGMENT DATA (continued)

PROVISION FOR DEPRECIATION	2005	2004	2003
	(In millions of dollars)
Reportable Segments

Insulating Systems	$68	$63	$57
Roofing and Asphalt	35	33	28
Other Building Materials and Services	13	15	16
Composite Solutions	82	84	73

Total reportable segments	198	195	174

Reconciliation to Consolidated Provision for Depreciation

General Corporate Depreciation	33	33	32

CONSOLIDATED PROVISION FOR DEPRECIATION	$231	$228	$206

ADDITIONS TO PLANT AND EQUIPMENT	2005	2004	2003
	(In millions of dollars)
Reportable Segments

Insulating Systems	$125	$84	$75
Roofing and Asphalt	22	24	32
Other Building Materials and Services	28	10	8
Composite Solutions	95	96	80

Total Reportable Segments	$270	$214	$195

Reconciliation to Consolidated Additions to Plant and Equipment

General Corporate Additions	18	18	13

CONSOLIDATED ADDITIONS TO PLANT AND EQUIPMENT	$288	$232	$208

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4. ACCOUNTS RECEIVABLE

In 2004 and 2003, the Company sold certain accounts receivable of certain European operations. At December 31, 2004 and 2003, $17 million and $16 million, respectively, had been sold and reflected as a reduction of accounts receivable in the Company’s Consolidated Balance Sheet. No accounts receivable were sold at December 31, 2005.

The Company maintains an allowance for doubtful accounts based upon the expected collectibility of all consolidated trade accounts receivable, including receivables sold. Discounts on receivables sold of $1 million for each of the years ended December 31, 2004 and 2003, were recorded as other expenses in the Company’s Consolidated Statement of Income (Loss).

5. INVENTORIES

Inventories are summarized as follows:

	2005	2004
	(In millions of dollars)
Finished goods	$457	$425
Materials and supplies	166	139

FIFO inventory	623	564
Excess of FIFO over LIFO	(146)	(119)

Total inventories	$477	$445

Approximately $310 million and approximately $274 million of FIFO inventories were valued using the LIFO method at December 31, 2005 and 2004, respectively.

During 2005, certain inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2005 purchases, the effect of which decreased cost of goods sold by approximately $2 million and decreased the net loss by approximately $1 million, or $0.02 per share.

During 2003, inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2003 purchases, the effect of which decreased cost of goods sold by approximately $2 million and increased net income by approximately $1 million, or $0.01 per share.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6. INCOME TAXES

	2005	2004	2003
	(In millions of dollars)
Income (loss) before income taxes:

United States	$(4,634)	$265	$145
Foreign	152	174	114

Total	$(4,482)	$439	$259

Income tax expense (benefit):

Current
United States	$13	$43	$32
State and local	10	6	11
Foreign	29	42	33

Total current	52	91	76

Deferred
United States	(416)	110	66
State and local	(45)	22	8
Foreign	22	4	(5)

Total deferred	(439)	136	69

Total income tax expense (benefit)	$(387)	$227	$145

The reconciliation between the U.S. federal statutory rate and the Company’s effective income tax rate is:

	2005	2004	2003
United States federal statutory rate	35%	35%	35%
State and local income taxes, net of federal tax benefit	5	5	5
Foreign tax rate differential	—	(3)	(4)
Change in valuation allowance, federal and state	(30)	—	—
Adjustment to estimated liability for tax claims	—	9	15
Other, net	(1)	6	5

Effective tax rate	9%	52%	56%

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6. INCOME TAXES (continued)

As of December 31, 2005, the Company has not provided for withholding or United States federal income taxes on approximately $597 million of accumulated undistributed earnings of its foreign subsidiaries as they are considered by management to be permanently reinvested. If these undistributed earnings were not considered to be permanently reinvested, approximately $228 million of deferred income taxes would have been provided. On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the “Act”). The Act created a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividend received deduction for certain dividends from controlled foreign corporations. During 2005, under this Act we repatriated $220 million of earnings previously considered permanently reinvested outside the United States and recognized $12 million of additional tax provision for the taxes associated with this repatriation.

At December 31, 2005, the Company had federal, state and foreign net operating loss carryforwards of $585 million, $2.211 billion and $257 million, respectively. If not utilized, the federal and state net operating loss carryforwards will expire through 2025 while the foreign net operating loss carryforwards will begin to expire in 2006, with the majority having no expiration date.

The cumulative temporary differences giving rise to the deferred tax assets and liabilities at December 31, 2005 and 2004 are as follows:

	2005		2004
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	(In millions of dollars)
Asbestos litigation claims	$3,383	$—	$1,711	$—
Other employee benefits	189	—	172	—
Pension plans	102	21	262	17
Operating loss carryforwards	344	—	177	—
Depreciation	3	298	6	283
State and local taxes	14	3	88	63
Other	544	437	190	249

Subtotal	4,579	759	2,606	612
Valuation allowances	(2,388)	—	(995)	—

Total deferred taxes	$2,191	$759	$1,611	$612

The Company records valuation allowances related to the realization of certain tax assets. The balances as of December 31, 2005 and 2004 consisted of (1) $2.299 billion and $936 million, respectively, for tax assets related to charges for asbestos-related liabilities, (2) $78 million and $54 million, respectively, for tax assets related to certain federal, state and foreign loss carryforwards, and (3) $11 million and $5 million, respectively, of other allowances. During 2005, the Company increased its asbestos-related reserves through charges to income of $3.435 billion for Owens Corning asbestos-related liabilities and $907 million for Fibreboard asbestos-related liabilities, for an aggregate charge of $4.342 billion, generating an additional deferred tax asset of approximately $1.672 billion (see Note 19 to the Consolidated Financial Statements). During the year, the Company evaluated the realization of its aggregate tax assets related to charges for asbestos-related liabilities in light of the Company’s financial position and Chapter 11 proceedings, including the plan of reorganization filed on December 31, 2005.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6. INCOME TAXES (continued)

As a result of such assessments, the Company increased its valuation allowance for tax assets related to charges for asbestos-related liabilities by $1.363 billion, resulting in a $309 million net tax benefit in 2005. The calculation of the Company’s valuation allowance is dependant upon significant management estimates and assumptions related to our Chapter 11 proceedings. Such estimates and assumptions may change significantly as the Company moves toward emergence, which could result in material adjustments to our valuation allowance.

Management expects to realize its net deferred tax assets through income from future operations.

On June 30, 2005, new Ohio state tax legislation was signed into law, the net impact of which is expected to be favorable to the Company in the future. However, the impact of this new legislation on net income during 2005 was a charge of $18 million. This charge was the result of an additional tax provision of approximately $31 million, primarily due to the write-off of Ohio deferred tax assets, including net operating loss carryforwards that will no longer be utilized to offset income taxes. This was partially offset by a credit of $13 million, recorded as other income, representing the present value of a portion of the amounts written off that may be used as credits against a new gross receipts tax in the future.

7. GOODWILL AND OTHER INTANGIBLES

The Company complies with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), to account for goodwill and other intangibles. SFAS No. 142 requires at least an annual review for impairment using a fair value methodology. The Company conducts its annual review for impairment in the second quarter. The 2005, 2004 and 2003 reviews resulted in no change to the recorded goodwill.

During 2004, the Company purchased the remaining 60% ownership interest in its Mexican affiliate, Vitro-Fibras, S.A. This purchase resulted in the recording of $54 million of goodwill.

The changes in goodwill by segment during the years ended December 31, 2005 and 2004 were as follows:

	Insulating Systems	Roofing and Asphalt	Other Building Materials and Services	Composite Solutions	Total
	(Dollars in Millions)
Balance at December 31, 2003	$109	$9	$—	$20	$138
Additions	36	—	—	18	54
Foreign Exchange	5	—	—	1	6

Balance at December 31, 2004	150	9	—	39	198
Additions	—	—	—	11	11
Inter-segment Transfers	3	—	—	(3)	—
Foreign Exchange	5	—	—	1	6

Balance at December 31, 2005	$158	$9	$—	$48	$215

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7. GOODWILL AND OTHER INTANGIBLES (continued)

Substantially all of the Company’s acquired other intangible assets are subject to amortization. Other intangible asset amortization expense was approximately $3 million in 2005 and 2004, and $5 million in 2003. The Company estimates that amortization of other intangible assets will be approximately $2 to $3 million for each of the next five years. As of December 31, 2005, the weighted average lives of intangibles ranged between 7 and 13 years, with a net carrying amount of approximately $11 million.

8. ACQUISITIONS AND DIVESTITURES OF BUSINESSES

Acquisition

On April 2, 2004, the Company purchased the remaining 60% ownership interest in its Mexican affiliate, Vitro-Fibras, S.A. (“OC Mexico”) for approximately $73 million. This purchase strengthens the Company’s operating position in Mexico, as well as provides a supply of low-cost manufacturing capacity to service the North American market for both fiberglass insulation and reinforcements. The Company accounted for this transaction under the purchase method of accounting, whereby the assets acquired and liabilities assumed were recorded at their fair values. During the first quarter of 2004, this affiliate was accounted for under the equity method. The Company began consolidating this subsidiary in April 2004. The proforma effect of this acquisition on revenues and earnings was not material.

Divestitures

On May 22, 2003, the Company received Bankruptcy Court approval to sell the assets of its metal systems business. Net proceeds from the sale were $48 million. A pretax loss of approximately $15 million was realized from the sale. Additionally, the Company received Bankruptcy Court approval to sell the assets of its mineral wool business. Net proceeds from the sale of $8 million were received in the second quarter of 2003. A pretax gain of approximately $1 million was realized from the sale, excluding the impact of asset impairments taken in prior periods.

9. INVESTMENTS IN AFFILIATES

At December 31, 2005 and 2004, the Company’s affiliates, which generally are engaged in the manufacture of fibrous glass and related products for the insulation, construction, reinforcements, and textile markets, included:

	Percent Ownership
	2005	2004
Arabian Fiberglass Insulation Company, Ltd. (Saudi Arabia)	49%	49%
Automotive Composite Solutions (International)	26%	26%
Fiberteq LLC (U. S.)	50%	50%
Neptco LLC (U.S.)	50%	50%
Owens Corning South Africa (Pty) Ltd. (a)	46%	46%
Violet Reinforcements, S. de R.L. (Mexico)	50%	50%

(a)	During 2005, the Company reached an agreement to reduce its ownership in Owens Corning South Africa (Pty) Ltd. to 40% in 2006.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9. INVESTMENTS IN AFFILIATES (continued)

The following table provides summarized financial information on a combined 100% basis for the Company’s affiliates accounted for under the equity method:

	2005	2004	2003
	(In millions of dollars)
At December 31:
Current assets	$81	$83	$134
Noncurrent assets	145	146	154
Current liabilities	43	35	67
Noncurrent liabilities	7	9	32

For the year ended December 31:
Net sales	209	162	177
Gross margin	30	20	35
Net income (loss)	(2)	11	10

The Company received dividends from entities accounted for under the equity method of $2 million in 2005, less than $1 million in 2004, and did not receive any dividends from such entities in 2003. The Company’s equity in undistributed earnings of affiliates was a $7 million loss as of December 31, 2005.

10. LEASES

The Company leases certain equipment and facilities under operating leases, some of which include cost-escalation clauses, expiring on various dates through 2020. Total rental expense charged to operations was $78 million in 2005, $81 million in 2004, and $100 million in 2003. At December 31, 2005, the minimum future rental commitments under noncancellable operating leases with initial maturities greater than one year payable over the remaining lives of the leases are:

Period	Minimum Future Rental Commitments
(In millions of dollars)
2006	$72
2007	57
2008	42
2009	26
2010	18
2011 and beyond	104

$319

Pursuant to the Bankruptcy Code, Owens Corning and the other Debtors in the Chapter 11 Cases may elect to reject or assume unexpired pre-petition leases. The Debtors are currently reviewing the leases for which such an election exists to determine whether they should be accepted or rejected. The Bankruptcy Court has extended the time period within which the Debtors must make their elections through June 5, 2006, and may grant further extensions. In the process of their review, the Debtors may conclude that certain of the arrangements constitute secured financings rather than leases, in which event the Debtors may take action to obtain a court determination that the applicable facility is owned rather than leased.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10. LEASES (continued)

During the second quarter of 2003, the Company took various actions with the collective effect of reducing its effective cost of occupying its World Headquarters facility, including (1) renegotiation of the lease structure of the facility, including extension of the lease term, reduction of the payments and modification of the end-of-term purchase option, resulting in a classification change from an operating lease to a capital lease, (2) purchase of certain bonds issued by the lessor (the “Bonds”) in connection with the initial financing of the facility, and (3) obtaining a legal right of offset, which allows the Company to apply interest and principal receipts due under the Bonds toward its lease liability. Classifying the lease as a capital lease resulted in (1) the recording of a lease liability of approximately $39 million, (2) the reduction of the previously recorded prepaid rent attributable to the original operating lease by approximately $45 million, and (3) the recording of building and equipment at a total value of approximately $84 million.

The Bonds, which had a par value at the purchase date of approximately $53 million, were purchased in exchange for cash payments totaling approximately $32 million. Such payments resulted in the Company reducing the lease liability by the $32 million. Also as part of the agreement, the Company allowed the selling bondholders a claim in its Chapter 11 proceedings of approximately $21 million related to the discount on the purchase of the Bonds. The Company recorded a liability subject to compromise in its Consolidated Balance Sheet and a Chapter 11 related reorganization item in its Consolidated Statement of Income (Loss) related to this claim.

11. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following as of December 31, 2005 and 2004:

	2005	2004
	(In millions of dollars)
Accounts payable	$527	$443
Payroll and vacation pay	231	191
Payroll, property, and miscellaneous taxes	64	73
Other employee benefits liability	64	58
Other	146	144

Total	$1,032	$909

12. RESTRUCTURING OF OPERATIONS AND OTHER CHARGES (CREDITS)

2005 Credits

During 2005, due to new Ohio state tax legislation, the Company recorded a pretax credit in the Consolidated Statement of Income (Loss) under the caption “Other” of approximately $13 million representing the present value of the net operating losses that will be allowed to be taken as credits against a new gross receipts tax. The Company also renegotiated certain Asian debt, resulting in a gain of $5 million related to the forgiveness of such debt. This gain was also recorded in the Consolidated Statement of Income (Loss) under the caption “Other”.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

12. RESTRUCTURING OF OPERATIONS AND OTHER CHARGES (CREDITS) (continued)

2004 Credits

During the first quarter of 2004, the Company recorded a pretax credit to cost of sales in the Consolidated Statement of Income (Loss) of approximately $5 million, representing a gain realized on the sale of a manufacturing facility during the first quarter of 2004. The assets associated with this sale were previously written down when the facility was shutdown in 2002.

2003 Charges

During 2003, the Company recorded $34 million in pretax charges, as the Company continued its strategic review of its businesses in connection with the Chapter 11 proceedings and development of a plan or plans of reorganization. The $34 million pretax charge was comprised of $36 million of pretax other charges and a $2 million pretax restructure credit. The Company recorded $(10) million in the fourth quarter, $1 million in the third quarter, $13 million in the second quarter, and $30 million in the first quarter.

The $36 million in other pretax charges were recorded as a $23 million charge to cost of sales and a $13 million pretax charge in the Consolidated Statement of Income (Loss) under the caption “Other”. The $23 million charge to cost of sales includes a $28 million charge for the additional write-down of two groups of assets within the building materials product category to net realizable value based on valuations of the future cash flows of the assets using assumptions consistent with current market conditions, offset by a credit of $5 million to reduce the reserve for certain facility closure costs to the current estimate. The $13 million pretax charge consisted of a $15 million loss on the sale of the Company’s metal systems assets, offset by a $1 million gain on the sale of the Company’s mineral wool assets and a $1 million credit for the revision of previous estimates of the costs associated with closures of non-strategic facilities.

The $2 million credit to restructure charges was recorded as a $2 million additional non-cash asset write-down of previously closed facilities and a $4 million credit as the result of the completion of previous restructure actions at a lower than estimated cost.

13. WARRANTIES

The Company records a liability for warranty obligations at the date the related products are sold. Adjustments are made as new information becomes available. A reconciliation of the warranty liabilities for the years ended December 31, 2005 and 2004 is as follows:

	2005	2004
	(In millions of dollars)
Beginning balance	$48	$48
Amounts accrued for current year	17	14
Adjustments of prior accrual estimates	14	7
Settlements of warranty claims	(17)	(21)

Ending balance	$62	$48

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14. SHORT-TERM DEBT

	2005	2004
	(In millions of dollars)
Short-Term Debt:

Balance outstanding at December 31	$6	$11

Weighted average interest rates on short-term debt outstanding at December 31	3.5%	4.3%

The Company had no unused short-term lines of credit at December 31, 2005 or 2004.

Prior to the Filing, a consolidated non-Debtor European subsidiary of Owens Corning incurred debt to third parties pursuant to three financing transactions. Such debt was guaranteed by Owens Corning, and the proceeds of the transactions were loaned by the subsidiary to Owens Corning. After the Filing, Owens Corning discontinued debt payments to the subsidiary on the intercompany loans. As this subsidiary has no assets other than the intercompany receivable, it was unable to make required payments to the third party debt holders and was in default. During the third quarter of 2004, the Company finalized a settlement with certain holders of such third party debt whereby the holders released the non-Debtor subsidiary from all obligations related to this debt, including $16 million of accrued post-petition interest, and Owens Corning allowed the releasing debt holders various claims in its Chapter 11 proceedings with respect to its guarantees of such debt and its indebtedness to the subsidiary. Prior to this settlement, the guaranteed debt was recorded on the Consolidated Balance Sheet as components of “Short-term debt” and “Long-term debt – current portion”, $32 million and $35 million, respectively.

As a result of this settlement during 2004, the Company reclassified the guaranteed debt to “Liabilities subject to compromise” on the Consolidated Balance Sheet and recognized a $16 million gain on the release of accrued interest as a component of “Interest expense (income), net” on its Consolidated Statement of Income. Additionally, the components of “Subject to compromise” in the Debtors-in-possession Balance Sheet now reflect an increase in “Debt” and corresponding decrease in “Payables to non-Debtors”.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

15. LONG-TERM DEBT

Detail of our outstanding long-term debt for the years ended December 31, 2005 and 2004 is as follows:

	2005	2004
	(In millions of dollars)
Long-Term Debt:

Various capital leases due through and beyond 2010	$14	$14
Variable LIBOR based interest term loans due 2009	22	15
Guaranteed debentures due in 2001, 10%	7	7
Asian credit facility due in 2005, LIBOR plus 2.5%	—	18
Term loan due 2009, 11.5%	—	12
Other long-term debt due through 2013, at rates from 2.50% to 6.75%	6	3

	49	69
Less - current portion	13	31

Total long-term debt	$36	$38

In connection with the Filing, the Debtors obtained a $500 million debtor-in-possession credit facility from a group of lenders led by Bank of America, N.A. (the “DIP Financing”), which was originally scheduled to expire November 15, 2002. In October 2002, the Debtors reached agreement with the lenders to renew the DIP Financing for an additional term of two years, with a reduced maximum availability of $250 million. In September 2004, the credit facility was renewed for an additional 2 years. The interest rate on amounts borrowed is a floating rate of LIBOR plus a margin that varies from 0.75% to 1.25%, based upon the average daily outstanding balance. The facility had a commitment fee on the unused portions of 0.25% at December 31, 2005 and 0.375% at December 31, 2004. The amount available under the facility is calculated based on a borrowing base of qualifying receivables and inventory of the Debtors. As of December 31, 2005, there was no reduction in the amount available as a result of a borrowing base shortfall. While the Company had no outstanding borrowings from the facility at year-end 2005 or 2004, approximately $169 million and $137 million, respectively, of this facility was utilized at such times for standby letters of credit and similar uses. Consequently, $81 million was available under this facility at December 31, 2005. Claims under this facility have super priority in the bankruptcy proceeding.

In December of 2005, the Company renegotiated the Asian credit facility and paid off approximately $13 million of the balance on the debt and received debt forgiveness for the remaining outstanding $5 million. Consequently, the Company recorded a gain of $5 million related to this forgiveness of debt in the Consolidated Statement of Income (Loss) under the caption “Other”. The Company had previously restructured this facility in 2003 by extending the term of the facility through 2005 and reducing the debt by approximately $4 million in exchange for an allowed guarantee claim against the Debtors of the full amount of the facility.

The agreements relating to the facilities described above contain restrictive covenants, including requirements for minimum earnings before income taxes, depreciation and amortization, and limitations on additional borrowings, among other restrictions. The agreements include a provision that would result in all of the unpaid principal and accrued interest of the facilities becoming due immediately upon a change of control in ownership of the Company. A material adverse change in the Company’s business, assets, liabilities, financial condition or results of operations constitutes default under the agreements.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

15. LONG-TERM DEBT (continued)

The aggregate maturities for all long-term debt issues for each of the five years following December 31, 2005 and thereafter are:

Year	(In millions of dollars)
2006	$13
2007	21
2008	7
2009	1
2010	—
thereafter	7

As the result of the Third Circuit’s reversal of the District Court’s Substantive Consolidation Order and Owens Corning’s evaluation of the distributable values (considered on a non-substantively consolidated basis) of Owens Corning and certain of its Debtor and non-Debtor subsidiaries, the 2005 results include expenses of $735 million with respect to the Pre-Petition Credit Facility for the period from the Petition Date through December 31, 2005, relating to post-petition interest and certain other fees. Of these expenses, $178 million relate to 2005, $131 million relate to 2004, and $120 million relate to 2003.

While operating in Chapter 11 proceedings (see Note 1), a debtor company is generally prohibited from paying interest on unsecured pre-petition debts. As a result of the Filing, contractual interest expense on pre-petition debt of the Debtors other than the Pre-Petition Credit Facility has not been accrued or recorded since the Petition Date. From the Petition Date through December 31, 2005, the contractual interest expense not accrued or recorded on such pre-petition debt (calculated using ordinary, non-default interest rates and without regard to debt maturity) totaled approximately $538 million, of which $103 million relate to 2005 and $102 million relate to 2004 and 2003.

	2005	2004
	(In millions of dollars)
Debt Subject to Compromise:
United States credit facility due in 2002, variable	$1,451	$1,451
Debentures due in 2018, 7.5%	400	400
Debentures due in 2005, 7.5%	300	300
Debentures due in 2009, 7.0%	250	250
Debentures due in 2008, 7.7%	250	250
Bonds due in 2000, 7.25%, payable in Deutsche marks	58	60
Debentures due in 2002, 8.875%	40	40
Claims from the settlement of certain guaranteed subsidiary debt	22	22
Claim from renegotiation of World Headquarters lease	21	21
Debentures due in 2012, 9.375%	7	7
Guaranteed debentures due in 2001, 10%	67	67
Other long-term debt due through 2012, at rates from 6.25% to 13.80%	86	90

Total long-term debt subject to compromise	$2,952	$2,958

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. PENSION PLANS

The Company has several defined benefit pension plans covering most employees. Under the plans, pension benefits are based on an employee’s years of service and, for certain categories of employees, qualifying compensation. Company contributions to these pension plans are determined by an independent actuary to meet or exceed minimum funding requirements. The unrecognized cost of retroactive amendments and actuarial gains and losses are amortized over the average future service period of plan participants expected to receive benefits.

The following tables provide a reconciliation of the changes in the projected pension benefits obligation, the changes in the pension plan assets (each measured as of October 31, 2005 and 2004), the calculation of the net amount recognized, and the classification of the net amount recognized as of December 31, 2005 and 2004:

	Measurement date - October 31
	2005			2004
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
	(In millions of dollars)
Change in Projected Pension Benefits Obligation
Benefits obligation at beginning of period	$1,046	$383	$1,429	$984	$331	$1,315
Service cost	22	3	25	22	3	25
Interest cost	58	21	79	58	19	77
Amendments	—	—	—	1	—	1
Actuarial (gain) loss	(2)	25	23	80	6	86
Currency (gain) loss	—	(24)	(24)	—	32	32
Acquisitions	—	—	—	—	4	4
Benefits paid	(91)	(14)	(105)	(99)	(12)	(111)
Benefits paid directly by Company	(1)	—	(1)	—	—	—

Benefits obligation at end of period	$1,032	$394	$1,426	$1,046	$383	$1,429

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. PENSION PLANS (continued)

	2005			2004
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
	(In millions of dollars)
Change in Pension Plan Assets

Fair value of plan assets at beginning of period	$813	$301	$1,114	$630	$261	$891
Actual return on plan assets	52	35	87	59	22	81
Currency gain (loss)	—	(16)	(16)	—	25	25
Employer contributions	39	14	53	223	3	226
Acquisitions	—	—	—	—	2	2
Benefits paid	(91)	(14)	(105)	(99)	(12)	(111)

Fair value of plan assets at end of period	$813	$320	$1,133	$813	$301	$1,114

Funded status	$(219)	$(74)	$(293)	$(233)	$(82)	$(315)
Unrecognized net transition asset	—	(2)	(2)	—	(2)	(2)
Unrecognized net actuarial loss	546	151	697	582	158	740
Unrecognized prior service cost	27	2	29	31	3	34
Employer contributions made subsequent to October 31, 2005 measurement date	—	1	1	—	5	5

Net amount recognized	$354	$78	$432	$380	$82	$462

Amounts Recognized in the Consolidated Balance Sheet

Prepaid benefits cost	$—	$36	$36	$—	$37	$37
Accrued benefits liability	(218)	(60)	(278)	(233)	(69)	(302)
Intangible asset	27	1	28	31	2	33
Accumulated other comprehensive loss	545	101	646	582	112	694

Net amount recognized (prepaid benefits cost)	$354	$78	$432	$380	$82	$462

Certain of the Company’s pension plans have an accumulated benefit obligation (“ABO”) in excess of the fair value of plan assets. The ABO and fair value of plan assets for such plans are provided in the following table:

	2005			2004
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
	(In millions of dollars)
Projected benefits obligation	$1,032	$328	$1,360	$1,046	$328	$1,374
Accumulated benefits obligation	1,030	308	1,338	1,046	311	1,357
Fair value of assets	813	249	1,062	813	238	1,051

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. PENSION PLANS (continued)

The total ABO for all of the Company’s pension plans that have an ABO greater than the fair value of plan assets was $1.396 billion and $1.406 billion at October 31, 2005 and 2004, respectively.

Certain of the Company’s pension plans are not funded. The portion of the total projected benefit obligation attributable to unfunded plans is approximately $12 million and $10 million at October 31, 2005 and 2004, respectively.

Weighted-average assumptions used to determine benefits obligations as of October 31

	2005	2004
U.S. Plans
Discount rate	5.80%	5.85%
Rate of compensation increase	5.44%	5.44%

Non-U.S. Plans
Discount rate	5.20%	5.60%
Rate of compensation increase	3.69%	3.80%

The following table presents the components of net periodic pension cost for aggregated U.S. and Non-U.S. Plans during 2005, 2004 and 2003:

Components of Net Periodic Pension Cost	2005	2004	2003
	(In millions of dollars)
Service cost	$25	$25	$18
Interest cost	79	77	76
Expected return on plan assets	(80)	(73)	(64)
Amortization of transition amount	(1)	(1)	(4)
Amortization of loss	49	49	33
Amortization of prior service cost	4	—	—
Curtailment/settlement loss	—	1	1

Net periodic benefit cost	$76	$78	$60

Adjustments to the minimum liability have resulted in other comprehensive income of $48 million in 2005, other comprehensive loss of $38 million in 2004, and other comprehensive loss of $80 million in 2003.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. PENSION PLANS (continued)

Weighted-average assumptions used to determine net periodic pension cost for the years ended December 31

	2005	2004	2003
U.S. Plans
Discount rate	5.85%	6.25%	6.75%
Expected return on plan assets	7.50%	8.00%	8.00%
Rate of compensation increase	5.44%	6.00%	6.00%

Non-U.S. Plans
Discount rate	5.59%	5.70%	5.75%
Expected return on plan assets	6.70%	6.70%	6.50%
Rate of compensation increase	3.72%	3.80%	4.00%

Plan Assets

The U.S. asset allocations at October 31, 2005 and 2004 by asset category are as follows:

Asset category	Percentage of Plan Assets October 31, 2005	Percentage of Plan Assets October 31, 2004
Equity	38%	33%
Fixed income and cash equivalents	62%	67%

During 2004 and the first eleven months of 2005, the investment policy was to have plan assets, excluding contributions made from 2003 to 2007, invested 50% in equity securities and 50% in a bond portfolio whose duration approximately matches expected benefit payments after 2007. In December 2005, the investment policy was revised so that the target asset allocation, excluding contributions made through 2007, is made up of 45% debt securities, 40% equity securities, 10% real estate and 5% real assets. This change did not impact the expected return on plan asset assumption selected at the October 31, 2005 measurement date. Contributions made from 2003 to 2007, which will be used to satisfy anticipated benefit payments through 2007, have been and will continue to be invested in an index fund which replicates the return of the Lehman Aggregate Bond Index Fund.

Estimated Future Benefit Payments

The following table shows estimated future benefit payments from the Company’s pension plans:

Year	(In millions of dollars)
2006	$101
2007	101
2008	106
2009	107
2010	108
2011-2015	547

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. PENSION PLANS (continued)

Contributions

Owens Corning expects to contribute $40 million to $60 million in cash to the U.S. pension plan during 2006.

Defined Contribution Plans

The Company also sponsors defined contribution plans available to substantially all U.S. employees. Company contributions reflect a matching of a percentage of employee savings up to a maximum savings level. The Company recognized expense of $25 million in 2005, $22 million in 2004, and $20 million in 2003 for contributions to these plans.

17. POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company and its subsidiaries maintain health care and life insurance benefit plans for certain retired employees and their dependents. The health care plans in the U.S. are unfunded and pay either (1) stated percentages of covered medically necessary expenses, after subtracting payments by Medicare or other providers and after stated deductibles have been met, or (2) fixed amounts of medical expense reimbursement.

Employees become eligible to participate in the U.S. health care plans upon retirement if they have accumulated 10 years of service after age 50 or, depending on the category of employee, after age 45. Effective January 1, 2006, the Company discontinued subsidizing post-65 retiree health care coverage, except for certain grandfathered groups. For employees hired after December 31, 2005, the Company does not provide subsidized retiree health care. Some of the plans are contributory, with some retiree contributions adjusted annually. The Company has reserved the right to change or eliminate these benefit plans subject to the terms of collective bargaining agreements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17. POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (continued)

The following tables provide a reconciliation of the changes in the accumulated postretirement benefits obligation, measured as of October 31, 2005 and 2004, and the accrued benefits cost liability at December 31, 2005 and 2004:

	Measurement date - October 31
	2005			2004
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
	(In millions of dollars)
Change in Accumulated Postretirement Benefits Obligation
Benefits obligation at beginning of period	$448	$21	$469	$451	$18	$469
Service cost	9	—	9	9	—	9
Interest cost	24	1	25	27	1	28
Amendments	(42)	—	(42)	6	—	6
Actuarial (gain) loss	(51)	2	(49)	(19)	—	(19)
Currency loss	—	1	1	—	3	3
Benefits paid	(29)	(1)	(30)	(26)	(1)	(27)

Benefits obligation at end of period	$359	$24	$383	$448	$21	$469

Funded status	$(359)	$(24)	$(383)	$(448)	$(21)	$(469)
Unrecognized net actuarial loss	22	6	28	75	4	79
Unrecognized prior service costs	(58)	—	(58)	(21)	—	(21)
Benefit payments made subsequent to October 31, 2005 and 2004 measurement dates	3	—	3	7	—	7

Accrued benefit cost (includes current liabilities of $30 million in 2005 and $29 million in 2004)	$(392)	$(18)	$(410)	$(387)	$(17)	$(404)

Weighted-average assumptions used to determine benefits obligations as of October 31

	2005	2004
U.S. Plans
Discount rate	5.80%	5.85%
Non-U.S. Plans
Discount rate	5.25%	5.85%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17. POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (continued)

The following table presents the components of net periodic benefits cost for aggregated U.S. and Non-U.S. Plans during 2005, 2004 and 2003:

Components of net periodic benefits cost

	2005	2004	2003
Service cost	$9	$9	$14
Interest cost	25	28	33
Amortization of loss	3	6	10
Amortization of prior service cost	(6)	(6)	(1)

Net periodic benefits cost	$31	$37	$56

Weighted-average assumptions used to determine net periodic benefits cost for the years ended December 31

	2005	2004	2003
U.S. Plans
Discount rate	5.85%	6.25%	6.75%
Non-U.S. Plans
Discount rate	5.85%	6.25%	6.50%

Health Care Cost Trend Rates

	2005	2004	2003
U.S. Plans
Initial rate at end of year	10.0%	8.0% - 9.5%	9.0% - 11.0%
Ultimate rate	5.0%	5.0%	5.0%
Year in which ultimate rate is reached	2010	2007	2008

Non-U.S. Plans
Initial rate at end of year	10.0%	10.0%	8.9%
Ultimate rate	5.0%	4.5%	4.5%
Year in which ultimate rate is reached	2009	2009	2008

The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, a one-percentage point change in the assumed health care cost trend rate would have the following effects as of October 31, 2005 and 2004:

	2005
	1-Percentage point
	Increase	Decrease
Effect on total service cost and interest cost components	$4	$(3)
Effect on accumulated postretirement benefits obligation	27	(23)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17. POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (continued)

Estimated Future Benefit Payments

The following table shows estimated future benefit payments from the Company’s postretirement plans:

Year	Estimated Benefit Payments Prior to Medicare Subsidy	Medicare Subsidy	Estimated Benefit Payments Net of Medicare Subsidy
	(In millions of dollars)
2006	$30	$3	$27
2007	31	3	28
2008	31	3	28
2009	32	3	29
2010	32	3	29
2011-2015	165	13	152

Plan Amendment

During the third quarter of 2005, the Company announced plans to amend certain provisions of the U.S. postretirement health care plans, effective January 1, 2006. Depending on the category of the employee, the changes consist of discontinuing subsidized post-65 retiree health care coverage, except for certain grandfathered groups, and providing only non-subsidized retiree health care coverage for employees hired after December 31, 2005. The changes to the plan resulted in a net decrease of the accumulated postretirement benefit obligation (“APBO”) of $42 million. The gain will be amortized into net periodic benefits cost over the average remaining years of service to the full eligibility date of the affected employees.

Medicare Prescription Drug, Improvement and Modernization Act of 2003

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “MPD Act”) became law. The MPD Act establishes a prescription drug benefit under Medicare, known as “Medicare Part D”, as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In May 2004, the FASB issued FASB Staff Position No. FAS 106-2, “Accounting for the Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FAS 106-2”), which became effective for the first interim period beginning after June 15, 2004.

During the third quarter of 2004, the Company’s independent actuary performed a measurement of the effects of the MPD Act on the APBO for certain Company retiree healthcare plans. As a result of the measurement, it was determined that benefits provided by those plans were at least actuarially equivalent to Medicare Part D. The determination was based on application of proposed regulations set forth by the Center for Medicare and Medicaid Services (CMS) in August 2004. In January 2005, the CMS released final guidance on determining actuarial equivalence. The final regulations did not have a significant impact on the calculations previously provided by the actuary. The Company expects to be entitled to the subsidy on the plans deemed eligible for the subsidy in all years after 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17. POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (continued)

The Company adopted the provisions of the MPD Act on a retrospective basis, which required remeasurement of plan assets and the APBO as of December 31, 2003. In accordance with the implementation guidance provided by FAS 106-2, the effects of the remeasurement impacted the Company’s financial statements beginning on March 1, 2004. The remeasurement of plan assets and the APBO resulted in a $24 million decrease in the plan’s APBO, which was treated as an actuarial gain and will be recognized through reduced retiree health care expense over the related employees’ future service lives. Other than this change, the impact of the adoption of the MPD Act was immaterial to the financial statements.

Postemployment Benefits

The Company may also provide benefits to former or inactive employees after employment but before retirement under certain conditions. These benefits include continuation of benefits such as health care and life insurance coverage. The accrued postemployment benefits liabilities at October 31, 2005 and 2004, as reflected in the balance sheet at December 31, 2005 and 2004, were $32 million and $31 million, including current liabilities of $5 million in both years. The net postemployment benefits expense was approximately $6 million in 2005, $5 million in 2004, and $6 million in 2003.

18. CONVERTIBLE MONTHLY INCOME PREFERRED SECURITIES

In 1995, Owens Corning Capital, LLC (“OC Capital”), a Delaware limited liability company in which Owens Corning indirectly owns all of the common limited liability company interests (the “Common Securities”), completed a private offering of 4 million shares of 6 1/2% Convertible Monthly Income Preferred Securities (“Preferred Securities”). The aggregate purchase price for the offering was $200 million.

The only asset of OC Capital is $253 million of 6 1/2% Convertible Subordinated Debentures due 2025 of Owens Corning (the “Debentures”), which were issued in exchange for the proceeds of the Preferred Securities and the Common Securities.

As a result of the Filing (see Note 1), Owens Corning is no longer making interest payments to OC Capital on the Debentures. As a result, OC Capital no longer has funds available to pay distributions on the Preferred Securities and stopped paying such distributions in October 2000.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS

Asbestos Liabilities

ITEM A. - OWENS CORNING (EXCLUDING FIBREBOARD)

Numerous claims have been asserted against Owens Corning alleging personal injuries arising from inhalation of asbestos fibers. Virtually all of these claims arise out of Owens Corning’s manufacture, distribution, sale or installation of an asbestos-containing calcium silicate, high temperature insulation product, the manufacture and distribution of which was discontinued in 1972. Owens Corning received approximately 18,000 asbestos personal injury claims during 2000, approximately 32,000 such claims during 1999 and approximately 69,000 such claims during 1998. Owens Corning cautions that it has limited information about many of such claims, and the actual numbers of claims asserted remain subject to adjustment.

Prior to October 5, 2000, when the Debtors, including Fibreboard (see Item B below), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, the vast majority of asserted asbestos personal injury claims were in the process of being resolved through the National Settlement Program described below. As a result of the Filing, all pre-petition asbestos claims and pending litigation against the Debtors, including without limitation claims arising under the National Settlement Program, were automatically stayed (see Note 1 to the Consolidated Financial Statements).

As more fully discussed in Note 1 to the Consolidated Financial Statements, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed on December 31, 2005 a proposed fifth amended joint plan of reorganization for the Debtors. The steering committee of holders of obligations under the Pre-Petition Credit Facility supports the Plan pursuant to the terms of the letter, dated December 30, 2005, appended as Appendix K to the Disclosure Statement filed with respect to the Plan on December 31, 2005. Owens Corning expects that all pending and future asbestos claims against Owens Corning and Fibreboard will be resolved pursuant to the Plan (or another plan of reorganization).

A six-day claims estimation hearing to establish the amount of current and future asbestos liability in the Chapter 11 Cases was held before the District Court beginning January 13, 2005. In general, the holders of the debt under the Pre-Petition Credit Facility argued that the amount of the Company’s current and future asbestos liability should be set at an amount significantly lower than the amounts reserved for asbestos claims on the financial statements of the Debtors, and the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants argued that it should be set at a significantly higher level. On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s ruling to the Third Circuit. Certain parties have filed briefs with respect to such appeal, but the briefing has not yet been completed and oral arguments have not yet been scheduled. The $7 billion asbestos liability estimated by the District Court for Owens Corning exceeded the high end of the range of estimates of Owens Corning’s liability for asbestos claims that had been provided by Owens Corning’s asbestos valuation experts but was below the range of estimates of such liability provided by the valuation experts of the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants. As described more fully under the heading “Reserve” below, as a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

$3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court. Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005.

National Settlement Program Claims

Beginning in late 1998, Owens Corning implemented a National Settlement Program (“NSP”) to resolve personal injury asbestos claims through settlement agreements with individual plaintiffs’ law firms. The NSP was intended to better manage the asbestos liabilities of Owens Corning and Fibreboard (see Item B below), and to help Owens Corning better predict the timing and amount of indemnity payments for both pending and future asbestos claims.

The number of law firms participating in the NSP expanded from approximately 50 when the NSP was established to approximately 120 as of the Petition Date. Each of these participating law firms agreed to a long-term settlement agreement which varied by firm (“NSP Agreement”) extending through at least 2008 which provided for the resolution of their existing asbestos claims, including unfiled claims pending with the participating law firm at the time it entered into an NSP Agreement (“Initial Claims”). The NSP agreements also established procedures and fixed payments for resolving, without litigation, claims against either Owens Corning or Fibreboard, or both, arising after a participating firm entered into an NSP Agreement (“Future Claims”).

As of the Petition Date, the NSP covered approximately 239,000 Initial Claims against Owens Corning, approximately 150,000 of which had satisfied all conditions to final settlement, including receipt of executed releases, or other resolution (the “Final NSP Settlements”) at an average cost per claim of approximately $9,300. As of the Petition Date, approximately 89,000 of such Final NSP Settlements had been paid in full or otherwise resolved, and approximately 61,000 were unpaid in whole or in part. As of such date, the remaining balance payable under NSP Agreements in connection with these unpaid Final NSP Settlements was approximately $510 million. Through the Petition Date, Owens Corning had received approximately 6,000 Future Claims under the NSP.

The claims covered by the NSP Agreements were taken into account by the District Court in estimating the amount of Owens Corning’s current and future asbestos liability at $7 billion. Pursuant to the Plan, a trust intended to qualify under section 524(g) of the Bankruptcy Code will be created and funded by the Debtors, as described above, and will assume all asbestos-related liability of Owens Corning, Fibreboard and the other entities set forth in the Plan. In general, under the terms of the Plan, asbestos personal injury claims against Owens Corning, including claims previously covered by the NSP Agreements, will be administered, and distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan.

Non-NSP Claims

As of the Petition Date, approximately 29,000 asbestos personal injury claims were pending against Owens Corning outside the NSP. This compares to approximately 25,000 such claims pending on December 31, 1999. The information needed for a critical evaluation of pending claims, including the nature and severity of disease and definitive identifying information concerning claimants, typically

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

becomes available only through the discovery process or as a result of settlement negotiations, neither of which have occurred since the Filing. As a result, Owens Corning has limited information about many of such claims.

Owens Corning resolved (by settlement or otherwise) approximately 10,000 asbestos personal injury claims outside the NSP during 1998, 5,000 such claims during 1999 and 3,000 such claims during 2000 prior to the Petition Date. The average cost of resolution was approximately $35,900 per claim for claims resolved during 1998, $34,600 per claim for claims resolved during 1999, and $44,800 per claim for claims resolved during 2000 prior to the Petition Date. Generally, these claims were settled as they were scheduled for trial, and they typically involved more serious injuries and diseases. Accordingly, Owens Corning does not believe that such average costs of resolution are representative of the value of the non-NSP claims then pending against the Company.

In general, under the terms of the current Plan, asbestos personal injury claims against Owens Corning, including non-NSP claims, will be administered, and distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan.

Asbestos-Related Payments

As a result of the Filing, Owens Corning has not made any asbestos-related payments since the Petition Date except for approximately $20 million paid on its behalf by third parties pursuant to appeal bonds issued prior to the Petition Date. During 1999 and 2000 (prior to the Petition Date), Owens Corning (excluding Fibreboard) made asbestos-related payments falling within four major categories: (1) Settlements in respect of verdicts incurred or claims resolved prior to the implementation of the NSP (“Pre-NSP Settlements”); (2) NSP settlements; (3) Non-NSP settlements covering cases not resolved by the NSP; and (4) Defense, claims processing and administrative expenses, as follows:

	1999	2000 (through October 4, 2000)
	(In millions of dollars)
Pre-NSP Settlements	$170	$51
NSP Settlements	570	538
Non-NSP Settlements	30	42
Defense, Claims Processing and Administrative Expenses	90	54

	$860	$685

All amounts discussed above are before tax and application of insurance recoveries.

Prior to the Petition Date, Owens Corning deposited certain amounts in escrow accounts to facilitate claims processing under the NSP (“Administrative Deposits”). Amounts deposited into escrow in Administrative Deposits during a reporting period are included in the payments shown for NSP Settlements during the period. At December 31, 2005, approximately $106 million of Administrative Deposits previously made by Owens Corning had not been finally distributed to claimants (“Undistributed Administrative Deposits”) and, accordingly, are reflected in Owens Corning’s Consolidated Balance Sheet as restricted assets (under the caption “Restricted cash - asbestos and insurance related”) and have not been subtracted from Owens Corning’s reserve for asbestos personal injury claims (discussed below).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

In 2001, the holder of approximately $49 million of Undistributed Administrative Deposits for Owens Corning (and approximately $28 million of similar Undistributed Administrative Deposits for Fibreboard) filed a motion with the Bankruptcy Court requesting an order authorizing distribution of the deposits it holds (“Subject Deposits”) to the escrow beneficiaries. As the result of hearings held on June 20 and July 22, 2002, the Bankruptcy Court has ruled that escrow beneficiaries that had received both written notice of approval for payment and an initial payment from the Subject Deposits prior to the Petition Date would be entitled to receive their remaining payments (plus post-judgment interest after June 20, 2002) from the principal of the Subject Deposits, with the balance of the Subject Deposits, if any, plus any other investment proceeds to be returned to Owens Corning (or Fibreboard, as appropriate) as contributor of the deposits. The Official Committee of Unsecured Creditors and the Legal Representative for the class of future asbestos claimants have each filed a notice of appeal from the order, and the matter has been fully briefed but has not been decided by the District Court. The Plan currently contemplates that any funds held in Undistributed Administrative Deposits will ultimately be distributed in a manner consistent with the Bankruptcy Court ruling. However, Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

Reserve

Owens Corning estimates a reserve in accordance with generally accepted accounting principles to reflect asbestos-related liabilities that have been asserted or are probable of assertion, in which liabilities are probable and reasonably estimable. This reserve was established initially through a charge to income in 1991, with additional charges to income of approximately $1.1 billion in 1996, $1.4 billion in 1998, $1.0 billion in 2000 and $1.4 billion in 2002. For the reasons stated below, as a result of the Memorandum and Order of the District Court issued on March 31, 2005, estimating the total asbestos-related liability of Owens Corning at $7 billion, Owens Corning increased its reserve for potential asbestos-related liabilities by $3.435 billion for the first quarter of 2005, so that its recorded reserve for Owens Corning’s asbestos-related liabilities equaled the District Court’s estimate. Consequently, as of December 31, 2005, a reserve of $7 billion in respect of Owens Corning’s asbestos-related liabilities was one of the items included in Owens Corning’s Consolidated Balance Sheet under the category “Liabilities Subject to Compromise”.

As Owens Corning has discussed in previous public filings, and as the District Court emphasized in its March 31, 2005 Memorandum and Order, any estimate of its liabilities for pending and expected future asbestos claims is subject to considerable uncertainty because such liabilities are influenced by numerous variables that are inherently difficult to predict. Prior to the Petition Date, such variables included, among others, the cost of resolving pending non-NSP claims; the disease mix and severity of disease of pending NSP claims; the number, severity of disease, and jurisdiction of claims filed in the future (especially the number of mesothelioma claims); how many future claimants were covered by an NSP Agreement; the extent, if any, to which individual claimants exercised a right to opt out of an NSP Agreement and/or engage counsel not participating in the NSP; the extent, if any, to which counsel not bound by an NSP Agreement undertook the representation of asbestos personal injury plaintiffs against Owens Corning; the extent, if any, to which Owens Corning exercised its right to terminate one or more of the NSP Agreements due to excessive opt-outs or for other reasons; and Owens Corning’s success in controlling the costs of resolving future non-NSP claims.

The Chapter 11 Cases significantly increased the inherent difficulties and uncertainties involved in estimating the number and cost of resolution of present and future asbestos-related claims against Owens

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

Corning. As described more fully below in Items A and B, however, the District Court’s order on March 31, 2005, estimating Owens Corning’s personal injury asbestos-related liability has served to narrow the range of possible values of asbestos-related liabilities for both Owens Corning and Fibreboard.

In connection with the process of negotiating the Plan, or other resolution of the Chapter 11 Cases by the Bankruptcy Court, a number of interested constituencies, including the representatives of the pre-petition and future asbestos claimants and other pre-petition creditors, have developed analyses of liability for both pre-petition and future asbestos claims. Owens Corning and Fibreboard also developed their own analyses in connection with the Chapter 11 Cases. Such analyses by the Debtors and other interested constituencies are required in connection with the establishment, as part of the Plan, of a section 524(g) trust for the benefit of asbestos claimants. In this regard, in October 2002, Owens Corning and Fibreboard completed analyses of liability for pre-petition and future asbestos claims, which, as to future asbestos claims, were prepared by an outside consultant experienced in estimating asbestos-related claims in asbestos-related bankruptcies. These analyses indicated net present values for pre-petition and future asbestos claims of Owens Corning and Fibreboard combined of approximately $5.874 billion, if NSP settlement values were assumed, and $8.547 billion, if 5-year historical settlement values for Owens Corning and Fibreboard, respectively, were used. Based upon these analyses and the information then available from Owens Corning’s discussions and negotiations with the various creditor constituencies concerning their relative positions on the terms of an acceptable plan of reorganization, Owens Corning decided, in connection with its financial statements for the third quarter of 2002, to increase its and Fibreboard’s aggregate asbestos-related reserve to the lower of the two net present value numbers indicated by Owens Corning’s and Fibreboard’s analyses. In addition, since the reserve for Fibreboard asbestos-related liabilities exceeded the funds held in the Fibreboard Settlement Trust, the residual amount payable to charity under the terms of the Trust (see Note 20 to the Consolidated Financial Statements) was reduced to zero as of September 30, 2002.

As part of the District Court’s order scheduling the estimation hearing for January 13, 2005, the District Court ordered that all parties intending to present expert testimony at such hearing file any expert reports by October 15, 2004. In response, in addition to the analyses of liability prepared on behalf of Owens Corning and Fibreboard (described above), asbestos liability estimates were filed with the District Court on behalf of various interested parties, including the Official Committee of Asbestos Claimants, the Legal Representative for the class of future asbestos claimants, and the holders of the debt under the Pre-Petition Credit Facility. The net present values of the aggregate asbestos liabilities estimated in such filings ranged from approximately $2.2 billion to approximately $11.1 billion for Owens Corning, and up to approximately $7.5 billion for Fibreboard.

Owens Corning notes that the amounts estimated in the above analyses of asbestos liabilities varied substantially from one another, and certain of them varied substantially from the amounts then recorded in Owens Corning’s and Fibreboard’s respective asbestos reserves. Owens Corning further notes that such analyses generally do not involve the same type of estimation process required in connection with the preparation of financial statements under generally accepted accounting principles. In general, such accounting principles require accruals with respect to contingent liabilities (including asbestos liabilities) only to the extent that such liabilities are both probable and reasonably estimable. With respect to such liabilities that are probable as to which a reasonable estimate can be made only in terms of a range (with no point within the range determined to be more probable than any other point in such range), such accounting principles require only the accrual of the amount representing the low point in such range. In contrast, analyses prepared by interested constituencies in asbestos-related bankruptcy cases (including those developed by Owens Corning and Fibreboard) customarily cover potential liabilities over a 50-year

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

period (at the end of which it is anticipated that potential asbestos claimants would in any event have died as a result of other non-asbestos-related causes). Owens Corning believes, and the District Court emphasized in its March 31, 2005 Memorandum and Order, that any such analyses, and any assumptions utilized in the preparation of such analyses, are inherently speculative for a number of reasons, including the variables and uncertainties described in this Note. Moreover, because such analyses are prepared solely for use in the negotiation of a plan of reorganization or otherwise resolving the Chapter 11 Cases, they naturally reflect the respective interests of the different constituencies putting them forward. Certain constituencies, for example, may have an interest in presenting an analysis that estimates such liability at the highest level that can arguably be justified; others may have an interest in estimating such liability at the lowest possible level; while others may have an interest in estimating such liability at a point between the two extremes, in an effort to achieve consensus in the negotiation of the plan of reorganization or otherwise facilitate resolution of the Chapter 11 Cases. In addition, interested constituencies in the Chapter 11 Cases may also take into account the implications of any such analyses prepared for use in the Chapter 11 Cases on their position in one or more of the other asbestos-related bankruptcy cases pending in the District of Delaware or elsewhere.

On March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos (including pending claims, future claims and contract claims) at $7 billion. In its March 31, 2005 Memorandum and Order, the District Court observed that the range of projected liabilities that were reflected in the various expert reports submitted to it resulted from the attempt to make predictions based upon other predictions and assumptions, and that relatively minor variations in underlying assumptions can skew the end result enormously. The District Court further noted that it was estimating not how much each potential claimant would actually be entitled to receive but rather the total amount that the claimants, as a group, could legitimately have claimed as compensation (or, in the case of future claimants, what their claims would have been worth in the tort system) as of the Petition Date. After the District Court denied their motion for reconsideration, the holders of the debt under the Pre-Petition Credit Facility, as well as certain other parties, appealed the District Court’s ruling to the Third Circuit. Certain parties have filed briefs with respect to such appeal, but the briefing has not yet been completed and oral arguments have not yet been scheduled.

Despite the District Court’s estimation order, Owens Corning notes that there continues to be uncertainty about the ultimate size of Owens Corning’s asbestos-related liabilities, including due to the possibility of consensual agreement of the parties or asbestos reform legislation. However, Owens Corning believes that the District Court’s estimation serves to establish an amount within the range of possible values of Owens Corning’s asbestos liability that is more probable than other possible values in the context of Chapter 11 cases. Accordingly, as a result of the District Court’s estimation, Owens Corning increased its reserve for potential asbestos-related liability by $3.435 billion for the period ended March 31, 2005, so that its recorded reserve equaled the level of asbestos liability estimated by the District Court. Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning also increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million for the period ended March 31, 2005 (see Item B below).

As described above, since Owens Corning believes that the District Court’s estimation serves to establish an amount within the range of possible values of Owens Corning’s asbestos liability for personal injury or death that is more probable than the other possibilities, Owens Corning’s reserve for asbestos-related

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19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

liabilities has been set equal to such estimate. Given the nature of the Chapter 11 proceedings, described above, Owens Corning cautions that the total asbestos-related liability ultimately established in the Chapter 11 Cases may be either higher or lower than the Company’s reserve. Owens Corning will continue to review its asbestos reserve on a periodic basis and make such adjustments as may be appropriate in light of such information and future developments in the Chapter 11 Cases. Any such revision could be material to the Company’s consolidated financial position and results of operations in any given period.

Senators Arlen Specter (R-PA) and Patrick Leahy (D-VT) co-sponsored an asbestos litigation reform bill (S-852) introduced in the United States Senate on April 19, 2005. The proposed legislation is entitled the Fairness in Asbestos Injury Resolution Act of 2005 (the “FAIR Act”).

If enacted into law, the FAIR Act would establish an administrative claims resolution structure through which all asbestos personal injury claims would be channeled and reviewed. The FAIR Act would also establish a national trust fund, funded through mandated contributions from defendant companies, insurance companies and existing trusts, that would be the source of compensation of all approved claims. Under terms of the FAIR Act, companies like Owens Corning and Fibreboard, that have filed for bankruptcy but have not yet emerged through a confirmed plan of reorganization, would be included as participants in the resolution structure.

The proposed legislation was voted out of the Senate Judiciary Committee on May 26, 2005. On February 15, 2006, the U.S. Senate failed to secure the votes required to waive a budget point of order that was raised against the proposed legislation.

The legislative fate of the FAIR Act remains uncertain, and Owens Corning is unable to predict whether the FAIR Act will be enacted or, if it is enacted, what its final form would be or what the effect, if any, would be on Owens Corning and Fibreboard or their Plan (or any other plan of reorganization) in the event that the effective date of the Plan has not occurred prior to the enactment of the FAIR Act. The provisions of any legislation ultimately enacted may have a material effect on the amount of liability that Owens Corning and Fibreboard ultimately have for asbestos-related claims, which could be less than the amounts reserved for in Owens Corning’s financial statements.

ITEM B. - FIBREBOARD (EXCLUDING OWENS CORNING)

Prior to 1972, Fibreboard manufactured asbestos containing products, including insulation products. Fibreboard has since been named as defendant in many thousands of personal injury claims for injuries allegedly caused by asbestos exposure. Fibreboard received approximately 22,000 asbestos personal injury claims during 2000. Prior to the Petition Date, the vast majority of Fibreboard asbestos personal injury claims were in the process of being resolved through the NSP, as described below. As a result of the Filing, all pre-petition asbestos claims and pending litigation against the Debtors were automatically stayed (see Note 1 to the Consolidated Financial Statements).

As discussed in Item A above, the Debtors (including Fibreboard), together with the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants, filed on December 31, 2005 a proposed fifth amended joint plan of reorganization for the Debtors (including Fibreboard). The steering committee of holders of obligations under the Pre-Petition Credit Facility supports the Plan pursuant to the terms of the letter dated December 30, 2005, appended as Appendix K to

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the Disclosure Statement filed with respect to the Plan on December 31, 2005. Owens Corning expects that all pending and future asbestos claims against Owens Corning and Fibreboard will be resolved pursuant to the Plan (or another plan of reorganization).

National Settlement Program Claims

Fibreboard is a participant in the NSP and is a party to the NSP Agreements discussed in Item A. The NSP Agreements became effective as to Fibreboard in the fourth quarter of 1999, when the Insurance Settlement (discussed below) became effective. The NSP Agreements settled asbestos personal injury claims that had been filed against Fibreboard by participating plaintiffs’ law firms and claims that could have been filed against Fibreboard by such firms following the lifting, in the third quarter of 1999, of an injunction which had barred the filing of asbestos personal injury claims against Fibreboard.

As of the Petition Date, the NSP covered approximately 206,000 Initial Claims against Fibreboard, approximately 118,000 of which had satisfied all conditions to final settlement, including receipt of executed releases, or other resolution as Final NSP Settlements at an average cost per claim of approximately $7,400. As of the Petition Date, approximately 62,000 of such Final NSP Settlements had been paid in full or otherwise resolved and approximately 56,000 were unpaid in whole or in part. As of such date, the remaining balance payable under NSP Agreements in connection with these unpaid Final NSP Settlements was approximately $330 million. The NSP Agreements also provided for the resolution of Future Claims against Fibreboard through the administrative processing arrangement described in Item A. Through the Petition Date, Fibreboard had received approximately 6,000 Future Claims under the NSP.

Pursuant to the Plan, a trust intended to qualify under section 524(g) of the Bankruptcy Code will be created and funded by the Debtors, as described above, and will assume all asbestos-related liabilities of Owens Corning, Fibreboard, and the other entities set forth in the Plan. In general, under the terms of the Plan, asbestos personal injury claims against Fibreboard, including claims previously covered by the NSP Agreements, will be administered, and distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan.

Non-NSP Claims

As of the Petition Date, approximately 9,000 asbestos personal injury claims were pending against Fibreboard outside the NSP. This compares to approximately 1,000 such claims pending on December 31, 1999. Fibreboard resolved (by settlement or otherwise) approximately 2,000 asbestos personal injury claims outside the NSP during 2000 prior to the Petition Date at an average cost of resolution of approximately $45,000 per claim. Generally, these claims were settled as they were scheduled for trial, and they typically involved more serious injuries and diseases. Accordingly, Owens Corning does not believe that such average cost of resolution is representative of the value of the non-NSP claims then pending against Fibreboard.

In general, under the terms of the current Plan, asbestos personal injury claims against Fibreboard, including Fibreboard non-NSP claims, will be administered, and distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan.

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Insurance Settlement

In 1993, Fibreboard and two of its insurers, Continental Casualty Company (“Continental”) and Pacific Indemnity Company (“Pacific”), entered into the Insurance Settlement. The Insurance Settlement became effective in the fourth quarter of 1999.

Since 1993, Continental and Pacific paid, either directly or through an escrow account funded by them, for substantially all settlements of asbestos claims reached prior to the initiation of the NSP. Under the Insurance Settlement, Continental and Pacific provided $1.873 billion during the fourth quarter of 1999 to fund costs of resolving pending and future Fibreboard asbestos-related liabilities, whether under the NSP, in the tort system, or otherwise.

As of December 31, 2005, the remaining Insurance Settlement funds were held in and invested by the Fibreboard Settlement Trust. As of that date, $1.306 billion was held in the Fibreboard Settlement Trust and $127 million was held in Undistributed Administrative Deposits in respect of Fibreboard claims. On an ongoing basis, the funds held in the Fibreboard Settlement Trust will be subject to investment earnings/losses and will be reduced if and as applied to satisfy asbestos-related liabilities. Under the terms of the Fibreboard Settlement Trust, any of such assets that ultimately are not used to fund Fibreboard’s asbestos-related liabilities must be distributed to charity. However, since the reserve for Fibreboard asbestos-related liabilities exceeds the funds held in the Fibreboard Settlement Trust, the residual amount payable to charity under the terms of the Trust (see Note 20 to the Consolidated Financial Statements) was reduced to zero as of September 30, 2002.

Funds held in the Fibreboard Settlement Trust and Fibreboard’s Undistributed Administrative Deposits are reflected on Owens Corning’s Consolidated Balance Sheet as restricted assets. At December 31, 2005, these assets were reflected as non-current assets, under the category “Restricted cash, securities and other - Fibreboard”. See Note 20 to the Consolidated Financial Statements for additional information concerning the Fibreboard Settlement Trust.

The Plan currently contemplates that the funds held in the Fibreboard Settlement Trust and certain of the funds in the Undistributed Administrative Deposits in respect of Fibreboard claims (see Item A) will be transferred and assigned to the 524(g) Trust for subsequent distribution to holders of asbestos personal injury claims against Fibreboard pursuant to the trust distribution procedures attached to the Plan. However, Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

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Asbestos-Related Payments

As a result of the Filing, Fibreboard has not made any asbestos-related payments since the Petition Date. During 2000 (prior to the Petition Date), gross payments for asbestos-related claims against Fibreboard, all of which were paid/reimbursed by the Fibreboard Settlement Trust, fell within four major categories, as follows:

2000 (through October 4, 2000)
(In millions of dollars)
Pre-NSP Settlements	$29
NSP Settlements	705
Non-NSP Settlements	41
Defense, Claims Processing and Administrative Expenses	45

$820

The payments for NSP Settlements include Administrative Deposits during the reporting period in respect of Fibreboard claims.

Reserve

Owens Corning estimates a reserve for Fibreboard in accordance with generally accepted accounting principles to reflect asbestos-related liabilities. As described in Item A above, on March 31, 2005, the District Court issued a Memorandum and Order estimating the total amount of contingent and unliquidated claims against Owens Corning for personal injury or death caused by exposure to asbestos. The amount estimated by the District Court exceeded the high end of the range of estimates of Owens Corning’s liability for asbestos claims that had been provided by Owens Corning’s asbestos valuation experts but was below the range of estimates of such liability provided by the valuation experts of the Official Committee of Asbestos Claimants and the Legal Representative for the class of future asbestos claimants. Although the District Court’s Memorandum and Order did not specifically address the potential asbestos-related liability of Fibreboard, based upon the analysis that the District Court had followed in establishing estimated asbestos liability for Owens Corning, Owens Corning increased Fibreboard’s recorded reserve for potential asbestos-related liability by $907 million during the quarter ended March 31, 2005, so that it equaled the high end of the range of estimates of Fibreboard’s liability for asbestos claims that had been provided by Owens Corning’s valuation experts for use in the estimation hearing. Consequently, as of December 31, 2005, a reserve of approximately $3.216 billion in respect of Fibreboard’s asbestos-related liabilities was one of the items included in Owens Corning’s Consolidated Balance Sheet under the category “Liabilities Subject to Compromise”.

As noted in Item A above as to Owens Corning, the estimate of Fibreboard’s liabilities for pending and expected future asbestos claims is subject to considerable uncertainty because such liabilities are influenced by numerous variables that are inherently difficult to predict. Ultimately, it is anticipated that the aggregate distributions with respect to Fibreboard’s current and future asbestos personal injury claims will be determined through the plan of reorganization confirmation process.

The Plan provides that a trust intended to qualify under section 524(g) of the Bankruptcy Code will be created and funded by the Debtors, as described above, and will assume all asbestos-related liability of Owens Corning, Fibreboard and the other entities set forth in the Plan. The Plan also provides that

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distributions on account of such claims will be made from the 524(g) Trust, pursuant to the trust distribution procedures attached to the Plan. Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization) as may ultimately be confirmed.

Owens Corning believes that Fibreboard’s reserve for asbestos claims represents at least a minimum in a range of possible outcomes of the plan negotiation process as to the amount of Fibreboard’s total liability for asbestos-related claims against it as determined through the Chapter 11 process. Given the nature of the Chapter 11 proceedings, described above, Owens Corning cautions that the total asbestos-related liability ultimately established in the Chapter 11 Cases may be either higher or lower than Fibreboard’s reserve. Owens Corning will continue to review Fibreboard’s asbestos reserve on a periodic basis and make such adjustments as may be appropriate in light of such information and future developments in the Chapter 11 Cases. Any such revision could be material to the Company’s consolidated financial position and results of operations in any given period.

As noted in Item A above, Senators Arlen Specter (R-PA) and Patrick Leahy (D-VT) co-sponsored an asbestos litigation reform bill (S-852) introduced in the United States Senate on April 19, 2005. The proposed legislation is entitled the Fairness in Asbestos Injury Resolution Act of 2005 (the “FAIR Act”).

If enacted into law, the FAIR Act would establish an administrative claims resolution structure through which all asbestos personal injury claims would be channeled and reviewed. The FAIR Act would also establish a national trust fund, funded through mandated contributions from defendant companies, insurance companies and existing trusts, that would be the source of compensation of all approved claims. Under terms of the FAIR Act, companies like Owens Corning and Fibreboard, that have filed for bankruptcy but have not yet emerged through a confirmed plan of reorganization, would be included as participants in the resolution structure.

The proposed legislation was voted out of the Senate Judiciary Committee on May 26, 2005. On February 15, 2006, the U.S. Senate failed to secure the votes required to waive a budget point of order that was raised against the proposed legislation.

The legislative fate of the FAIR Act remains uncertain, and Owens Corning is unable to predict whether the FAIR Act will be enacted or, if it is enacted, what its final form would be or what the effect, if any, would be on Owens Corning and Fibreboard or their Plan (or any other plan of reorganization) in the event that the effective date of the Plan has not occurred prior to the enactment of the FAIR Act. The provisions of any legislation ultimately enacted may have a material effect on the amount of liability that Owens Corning and Fibreboard ultimately have for asbestos-related claims, which could be less than the amounts reserved for in Owens Corning’s financial statements.

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ITEM C. - OTHER ASBESTOS-RELATED MATTERS

Other Asbestos-Related Litigation

As previously reported, the Company believes that it has spent significant amounts to resolve claims of asbestos claimants whose injuries were caused or exacerbated by cigarette smoking. As described below, Owens Corning and Fibreboard instituted litigation against tobacco companies to obtain payment of monetary damages (including punitive damages) for payments made by Owens Corning and Fibreboard to asbestos claimants who developed smoking-related diseases.

In October 1998, the Circuit Court for Jefferson County, Mississippi granted leave to file an amended complaint in an existing action to add claims by Owens Corning against seven tobacco companies and several other tobacco industry defendants. On June 17, 2001, the Jefferson court entered an order dismissing Owens Corning’s case in response to the defendants’ motion for summary judgment on the basis that Owens Corning’s injuries were indirect and thus too remote under Mississippi law to allow recovery. The Supreme Court of Mississippi issued an opinion upholding the dismissal on March 18, 2004.

In addition to the Mississippi lawsuit, a lawsuit brought in December 1997 by Owens Corning and Fibreboard is pending in the Superior Court for Alameda County, California against the same tobacco companies. In August 2001, the defendants filed motions to dismiss Owens Corning’s and Fibreboard’s claims on the basis of the decision in the Mississippi lawsuit as well as California law. As the result of a hearing on these motions on November 20, 2001, the California court denied the motion to dismiss Fibreboard’s claims on the basis of the decision in the Mississippi lawsuit and otherwise stayed the proceeding pending the outcome of the Mississippi suit. The proceeding remains stayed. There can be no assurance that this litigation will go to trial or be successful.

Insurance

Since the Filing, Owens Corning has reached settlements with more than ten excess level insurance carriers with respect to non-products insurance coverage applicable to asbestos personal injury claims. During the fourth quarter of 2005, Owens Corning reached such settlements providing for approximately $80 million of deferred payments. The settlements provide that such payments, when paid, will be made into escrow accounts, to be disbursed in accord with an approved plan of reorganization. The receivables relating to such deferred payments, along with $4 million of unconfirmed potential non-products coverage as to which Owens Corning has estimated probable recovery, are reflected on Owens Corning’s Consolidated Balance Sheet under the category “Other noncurrent assets”. During 2004 and 2001, Owens Corning reached such settlements providing for payments of approximately $21 million and $55 million, respectively. These settlement payments were paid into escrow accounts to be released in conjunction with implementation of an approved plan of reorganization. Such escrowed funds, including earnings, are reflected on Owens Corning’s Consolidated Balance Sheet as restricted assets, under the category “Restricted cash - asbestos and insurance related”.

During 2005, Owens Corning received payments of approximately $10 million in respect of previous settlements with insolvent insurance carriers concerning coverage for asbestos-related personal injury claims.

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Other Matters

SECURITIES AND CERTAIN OTHER LITIGATION

On or about April 30, 2001, certain of the Company’s current and former directors and officers, as well as certain underwriters, were named as defendants in a lawsuit captioned John Hancock Life Insurance Company, et al. v. Goldman, Sachs & Co., et al. in the United States District Court for the District of Massachusetts. An amended complaint was filed by the plaintiffs on or about July 5, 2001. Owens Corning is not named in the lawsuit. The suit purports to be a securities class action on behalf of purchasers of certain unsecured debt securities of Owens Corning in offerings occurring on or about April 30, 1998 and July 23, 1998. The complaint alleges that the registration statements pursuant to which the offerings were made contained untrue and misleading statements of material fact and omitted to state material facts which were required to be stated therein and which were necessary to make the statements therein not misleading, in violation of sections 11, 12(a)(2) and 15 of the Securities Act of 1933. The amended complaint seeks an unspecified amount of damages or, where appropriate, rescission of the plaintiffs’ purchases. The defendants filed a motion to dismiss the action on November 20, 2001. A hearing was held on this motion on April 11, 2002, and the Court issued a decision denying the motion on August 26, 2002. On March 9, 2004, the Court granted class certification as to those claims relating to written representations but denied certification as to claims relating to alleged oral representations. A status conference was held on this matter on November 8, 2005 and a trial was scheduled for June 12, 2006, as to certain defendants. Owens Corning believes that the claim is without merit.

On or about January 27, 2003, certain of the Company’s current and former directors and officers were named as defendants in a lawsuit captioned Robert Greenburg, et al. v. Glen Hiner, et al. in the United States District Court for the Northern District of Ohio, Western Division. Subsequent to January 27, 2003, three substantially similar actions, with named plaintiffs Nicholas Radosevich, Howard E. Leppla, and William Benanchietti, respectively, were filed against the same defendants in the same court. On July 30, 2003, the court consolidated the four cases under the caption Robert Greenburg, et al. v. Glen Hiner, et al., and appointed lead plaintiffs JKF Investment Co., Icarus Trading, Inc. and HGK Asset Management. An amended complaint was filed by the plaintiffs on or about September 8, 2003. Owens Corning was not named in the lawsuit. The suit purported to be a class action for securities fraud under sections 10(b) and 20(a) of the Securities Exchange Act of 1934, on behalf of a class comprised of persons who purchased stock of Owens Corning during the period from September 20, 1999, through October 4, 2000. The complaint sought an unspecified amount of damages and/or, where appropriate, rescission. On March 3, 2005, the Court granted the defendants’ motion to dismiss the action, on the grounds that the plaintiffs’ claims are time-barred under the applicable statute of limitations. The plaintiffs have appealed the dismissal to the United States Court of Appeals for the Sixth Circuit, and briefing and oral arguments are complete. Owens Corning believes that the claim is without merit.

On or about September 2, 2003, certain of the Company’s current and former directors and officers were named as defendants in a lawsuit captioned Kensington International Limited, et al. v. Glen Hiner, et al. in the Supreme Court of the State of New York, County of New York. Owens Corning is not named in the lawsuit. The suit, which was brought by Kensington International Limited and Springfield Associates, LLC, two assignees of lenders under the Pre-Petition Credit Facility, alleges causes of action (1) against all defendants for breach of fiduciary duty, and (2) against certain defendants for fraud in connection with certain loans made under the Pre-Petition Credit Facility. The complaint seeks an unspecified amount of damages. On October 6, 2003, the Company filed in the USBC a Complaint for Temporary Restraining Order, Preliminary Injunction and Enforcement of the Automatic Stay, requesting a preliminary injunction

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against further prosecution of the suit until after confirmation of a plan of reorganization for the Company. By order of the USBC, the New York action has been stayed, with limited exceptions, until the earlier of the entry of an order confirming a plan of reorganization for the Company or further order of the USBC. Owens Corning believes that the claim is without merit.

Owens Corning holds an indirect ownership interest in ServiceLane.com, Inc. (“ServiceLane”), which is in Chapter 7 bankruptcy proceedings in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, Case No. 01-36044-HCA-7 (Abrahamson, B.J.). Two former employees of ServiceLane (the “SL Plaintiffs”) have filed proofs of claim (Claims No. 8651 and 8622) against Owens Corning in the Chapter 11 Cases, alleging fraud and misrepresentation. Additionally, on July 24, 2003, the SL Plaintiffs, along with ServiceLane’s Chapter 7 trustee, brought suit against two Owens Corning officers, who also were directors of ServiceLane, in the United States District Court for the Northern District of Ohio, Western Division, under the caption ServiceLane.com, Inc., et al. v. Stein, et al. In the complaint, ServiceLane alleged a breach of fiduciary duty against both officers and the SL Plaintiffs alleged fraud against one officer. Owens Corning was not named in the lawsuit. On September 10, 2003, Owens Corning filed in the USBC an objection to the proofs of claim filed by the SL Plaintiffs as well as a counterclaim seeking declaratory relief in the form of a declaration that neither Owens Corning nor the two officers harmed the SL Plaintiffs. On October 1, 2003, the two officers filed a similar adversary proceeding in the USBC. In October 2003, the SL Plaintiffs filed a motion to dismiss Owens Corning’s counterclaim and, in November 2003, the SL Plaintiffs filed a motion to dismiss the adversary proceeding by the two officers. Hearings on both motions to dismiss were held on January 23, 2004. The USBC denied the motion to dismiss Owens Corning’s counterclaim and deferred action on the other motion to dismiss. Subsequently, the SL Plaintiffs and the two officers agreed to a dismissal of the Ohio action and a refiling in the USBC. As a result, all such proceedings are now pending in the USBC. On January 19, 2005, the USBC denied the motion of the SL Plaintiffs for leave to amend their complaint. On December 21, 2005, the USBC issued an order dismissing the breach of fiduciary duty claim against the two officers. Owens Corning believes that the remaining claim of the SL Plaintiffs (alleging fraud against one officer) is without merit.

The named officer and director defendants in each of the above proceedings have each filed contingent indemnification claims with respect to such litigation against Owens Corning pursuant to the General Bar Date process described below.

On or about January 6, 2006, the official representatives of the bondholders and trade creditors of Owens Corning filed, without leave of Court, the Complaint of Official Representatives of the Owens Corning Bondholder and Trade Creditor Constituencies for Equitable Subordination and to Pierce the Corporate Veil (the “Bond/Trade Complaint”). The Bond/Trade Complaint seeks, among other things, to (i) subordinate the claims of holders of debt under the Pre-Petition Credit Facility against Owens Corning to the claims of certain bondholders and trade creditors of Owens Corning and to subordinate the claims of holders of debt under the Pre-Petition Credit Facility against the guarantors of the Pre-Petition Credit Facility to claims of Owens Corning, (ii) subordinate the claims of certain Non-Debtor Subsidiaries that are guarantors of the Pre-Petition Credit Facility against Owens Corning to the claims of certain bondholders and trade creditors of Owens Corning and (iii) pierce the corporate veil of certain Non-Debtor Subsidiaries that are guarantors of the Pre-Petition Credit Facility. Owens Corning believes that the claims set forth in the Bond/Trade Complaint are without merit and should be considered, if at all, in conjunction with the Plan confirmation process.

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GENERAL BAR DATE CLAIMS

In connection with the Chapter 11 Cases, the Bankruptcy Court set April 15, 2002 as the last date by which holders of certain pre-petition claims against the Debtors must file their claims (the “General Bar Date”). The General Bar Date does not apply to asbestos-related personal injury claims and asbestos-related wrongful death claims (other than claims for contribution, indemnity, reimbursement, or subrogation). Approximately 25,000 proofs of claim (including the claims described below under the headings “PBGC Claim”, “Tax Claim” and “Specialty Roofing Claim”), totaling approximately $16.6 billion, alleging a right to payment from a Debtor were filed with the Bankruptcy Court in response to the General Bar Date. As to the Pre-Petition Credit Facility, the claim total reflects only a single claim (in the amount of approximately $1.6 billion) although the holders have asserted this claim against Owens Corning and each of six other Debtors that issued a guarantee with respect to the facility. For further information concerning the filed claims, see Note 1 to the Consolidated Financial Statements, under the heading “General Bar Date”.

PBGC CLAIM

In connection with the General Bar Date described above, the Pension Benefit Guaranty Corporation (“PBGC”), an agency of the United States, has filed a claim, in the amount of approximately $458 million, in connection with statutory liability for unfunded benefit liabilities of the Owens Corning Merged Retirement Plan (the “Pension Plan”). The claim states that it is contingent upon termination of the Pension Plan. Since Owens Corning does not anticipate that the Plan (or any other plan of reorganization) as ultimately confirmed by the Bankruptcy Court will provide for termination of the Pension Plan, it believes that this claim ultimately will become moot.

TAX CLAIM

Owens Corning’s federal income tax returns typically are audited by the Internal Revenue Service (“IRS”) in multi-year audit cycles. The audit for the years 1992-1995 was completed in late 2000. Due to the Filing, the IRS also accelerated and completed the audit for the years 1996-1999 by March of 2001. As the result of these audits and unresolved issues from prior audit cycles, the IRS asserted claims for unpaid income taxes plus interest thereon. As the result of settlement negotiations, in the fourth quarter of 2004 the Company and the IRS reached an agreement in principle to settle such claims in return for total settlement payments by the Company of approximately $69 million, plus interest of approximately $30 million, as calculated by the Company. The settlement was approved by the Bankruptcy Court by order dated November 15, 2004 and by the Congressional Joint Committee on Taxation on May 17, 2005. The IRS is currently in the process of implementing the settlement, including performing its calculation of the interest component, which could vary from the amount of interest as calculated by the Company.

Pending audit of Owens Corning’s federal income tax return for the year 2000, the IRS has also filed a protective claim in the amount of approximately $50 million plus interest, covering a tax refund received by Owens Corning for such year.

As described in Note 1 to the Consolidated Financial Statements, under the heading “General Bar Date”, the United States Department of Treasury has filed proofs of claim, totaling approximately $534 million, in connection with these tax claims. As part of the implementation of the settlement described above, the filed proofs of claim will be amended appropriately.

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In accordance with generally accepted accounting principles, Owens Corning maintains tax reserves to cover audit issues. While Owens Corning believes that the existing reserves are appropriate in light of the audit issues involved, its defenses, its prior experience in resolving audit issues, and its ability to realize certain challenged deductions in subsequent tax returns if the IRS were successful, there can be no assurance that such reserves will be sufficient. Owens Corning will continue to review its tax reserves on a periodic basis and make such adjustments as may be appropriate. Any such revision could be material to the Company’s consolidated financial position and results of operations in any given period.

SPECIALTY ROOFING CLAIM

Three purchasers of a specialty roofing product have filed proofs of claim in the aggregate amount of $275 million on behalf of themselves individually and on behalf of a purported class of pre-petition claimants with respect to such product, and have moved the USBC to certify such class. In addition, Owens Corning has been named a defendant in a purported class action, originally filed in the Superior Court for the County of San Joaquin, California, on behalf of post-petition claimants with respect to such product. Subsequently, Owens Corning removed the California proceeding to the United States Bankruptcy Court for the Eastern District of California (“CBC”), and the CBC, upon Owens Corning’s motion, ordered that the proceeding be transferred to the USBC. In late October, 2005, Owens Corning reached an agreement in principle to settle both purported class actions for a total of $11 million. The settlement is subject to final documentation and to approval by the Bankruptcy Court. The settlement amount is fully reserved in the Consolidated Financial Statements as of December 31, 2005.

AVOIDANCE ACTIONS

Under the Bankruptcy Code, October 4, 2002 was the deadline by which the Debtors, on behalf of the bankruptcy estates, could bring adversary actions seeking the return of potentially avoidable transfers made by the Debtors to certain parties within a prescribed period prior to the commencement of the Chapter 11 Cases. As part of their review of potentially avoidable transactions, the Debtors (1) negotiated tolling agreements with some of the recipients of the preferential transfers in order to toll the time period in which to bring an avoidance action; (2) determined not to prosecute certain of those potential avoidance actions that were not the subject of tolling agreements; and (3) instituted, prior to the October 4, 2002 deadline, a total of 19 adversarial actions, including 3 preference actions, 1 turnover action, and 15 avoidance actions, as described further below. All such actions were commenced in the USBC.

Among the parties who were identified by the Debtors as having received potentially avoidable transfers were (a) 12 present and former officers that received certain pre-petition incentive payments exceeding a threshold in the aggregate per officer; (b) one director that received a pre-petition pension payment; and (c) a joint venture affiliate of the Company that received approximately $3.8 million in the one-year period prior to the commencement of the Chapter 11 Cases.

The Debtors have executed tolling agreements with all 12 present and former officers and the director, as well as with certain other parties identified as having received potentially avoidable transfers. After initially being covered by a tolling agreement, the claim against the joint venture affiliate was subsequently released as part of a Bankruptcy Court approved settlement with the affiliate, entered into in connection with the affiliate’s separate bankruptcy proceedings.

The adversary actions were commenced against various other defendants seeking, among other things, (a) avoidance of certain guarantees and certain preferential payments made in connection with Owens

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Corning’s Pre-Petition Credit Facility (the “Pre-Petition Credit Facility Action”); (b) the return of up to approximately $515 million paid by the Company to shareholders of Fibreboard in connection with the Company’s purchase of Fibreboard in 1997 (the “FBD Shareholder Action”); (c) the return of up to approximately $61.8 million paid by the Company to shareholders in dividends in the period 1996 through 2000 (the “Dividend Action”); and (d) the return of approximately $133 million paid by the Company to Bank of America Corp. in connection with Owens Corning’s purchase of Fibreboard in 1997. Both the FBD Shareholder Action and the Dividend Action are defendant class actions. Certain present or former officers or directors of the Company may be members of either or both defendant classes.

Certain holders of Owens Corning debt securities have filed a Complaint in Intervention in connection with the Pre-Petition Credit Facility Action, seeking to assert securities fraud related claims against five subsidiaries of Owens Corning that issued guarantees in connection with the Pre-Petition Credit Facility. The Company has opposed such intervention. On January 20, 2006, the official representatives of the bondholder and trade creditor constituencies of Owens Corning filed a motion for leave to file an amended complaint in intervention in connection with the Pre-Petition Credit Facility Action and to seek authority to prosecute existing claims and commence others on behalf of the Debtors’ estates (the “Derivative Complaint”). The Plan contemplates that the claims belonging to the Debtors under the Pre-Petition Credit Facility Action, which are the subject of the Derivative Complaint, will be released. However, Owens Corning is currently unable to predict the outcome of the hearing on the confirmation of the Plan or the final terms of the Plan (or other plan of reorganization), including the applicable release provisions, as may ultimately be confirmed.

Separately, and at the request of the Official Committee of Unsecured Creditors and the direction of the Bankruptcy Court, the Debtors either obtained tolling agreements from, or filed actions against, approximately 115 law firms that entered into NSP or non-NSP agreements with the Debtors on behalf of claimants asserting asbestos-related personal injury or wrongful death claims. Lawsuits were brought initially against the 11 law firms that did not sign tolling agreements, seeking two forms of relief: (a) first, a declaratory judgment as to whether payments made, or obligations incurred, under NSP and non-NSP agreements were in exchange for reasonably equivalent value; and (b) second, in the event reasonably equivalent value was not received, the recovery or avoidance of payments made and obligations incurred under the relevant NSP and non-NSP agreements pursuant to applicable state and federal fraudulent conveyance law. On or before September 29, 2003, similar lawsuits were brought against 5 additional law firms whose tolling agreements were about to expire. On or about October 3, 2005 similar lawsuits were brought against 2 additional law firms whose tolling agreements were about to expire and who could not be contacted to extend the tolling agreements because of Hurricane Katrina. The Official Committee of Unsecured Creditors was named as a defendant in all such lawsuits, solely with respect to the declaratory relief sought. During the first quarter of 2004, the lawsuit against one of the law firms was dismissed with the consent of the Official Committee of Unsecured Creditors and Bankruptcy Court approval.

By motions filed on various dates, the Debtors have requested a stay of the foregoing litigation pending its disposition in a plan of reorganization. Pursuant to a ruling of the Bankruptcy Court, all of the foregoing litigation, other than the Pre-Petition Credit Facility Action and two commercial preference actions, has been stayed.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19. CONTINGENT LIABILITIES AND OTHER MATTERS (continued)

OTHER BANKRUPTCY RELATED MATTERS

See Note 1 to the Consolidated Financial Statements for a discussion of other bankruptcy related matters.

TALOJA, INDIA MANUFACTURING FACILITY

During the week of July 24, 2005, the Company experienced a flood at its Taloja, India manufacturing facility, a 60% owned joint venture. This facility is insured for property damage and business interruption losses related to such events, subject to deductibles and policy limits. The Company estimates it has incurred, or will incur, a total of $25 million to $35 million of property damage costs and business interruption losses in 2005 and 2006 associated with the Taloja flood. The Company believes these costs/losses will be substantially covered by insurance. However, should the expected recoveries not be received, the uncovered costs and losses could have a material adverse impact on the Composite Solutions segment. Also, the timing of any recoveries may result in expenses being taken in periods before the insurance receipts are recorded or received.

20. FIBREBOARD SETTLEMENT TRUST

Under the Insurance Settlement described in Note 19 to the Consolidated Financial Statements, two of Fibreboard’s insurers provided $1.873 billion during the fourth quarter of 1999 to fund the costs of resolving pending and future Fibreboard asbestos-related liabilities. As of December 31, 2005, the remaining Insurance Settlement funds were held in and invested by the Fibreboard Settlement Trust (the “Trust”). On an ongoing basis, the funds held in the Trust will be subject to investment earnings/losses and will be reduced if and as applied to satisfy Fibreboard asbestos-related liabilities. Under the terms of the Trust, any Trust assets that ultimately are not used to fund Fibreboard’s asbestos-related liabilities must be distributed to charity. Based on currently available information, Owens Corning does not believe that any such assets will remain for distribution at the conclusion of the Chapter 11 Cases.

The Trust is a qualified settlement fund for federal income tax purposes, and is taxed separately from Owens Corning on its net taxable income, after deduction for related administrative expenses.

General Accounting Treatment

The assets of the Trust are comprised of cash and marketable securities (collectively, the “Trust Assets”) and, with Fibreboard’s Undistributed Administrative Deposits, are reflected on Owens Corning’s consolidated balance sheet as restricted assets. At December 31, 2005, these assets were reflected as non-current assets, under the category “Restricted cash, securities and other - Fibreboard”. Owens Corning estimates a reserve for Fibreboard in accordance with generally accepted accounting principles to reflect asbestos-related liabilities (see Note 19, Item B, to the Consolidated Financial Statements). As of December 31, 2005, these liabilities were one of the items included in Owens Corning’s consolidated balance sheet under the category “Liabilities Subject to Compromise”. At December 31, 2005, the Consolidated Financial Statements reflect Fibreboard’s reserve for asbestos litigation claims of $3.216 billion.

For accounting purposes, the Trust Assets are classified as “trading securities” and are reported in the Consolidated Financial Statements in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. Accordingly, marketable securities classified as trading securities are recorded at fair market value.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

20. FIBREBOARD SETTLEMENT TRUST (continued)

Any earnings, realized gains/losses and unrealized increases/decreases in fair market value of the Trust Assets are reflected as an increase/decrease in the carrying amount of such assets on the Consolidated Balance Sheet as well as a decrease/increase in Chapter 11 related reorganization items on the Consolidated Statement of Income (Loss). Cost for purposes of computing realized gains/losses is determined using the specific identification method.

The residual obligation to charity is included within Fibreboard’s reserve for asbestos litigation claims as the asbestos-related liabilities have exceeded the Trust Assets. Consequently, no amounts have been recorded to the residual obligation to charity, and earnings/losses on Trust Assets have been recorded as Chapter 11 related reorganization items.

Results for the Years Ended December 31, 2005 and 2004

During 2005 and 2004, Trust Assets generated interest/dividend earnings of approximately $60 million and $59 million, respectively, recorded in Chapter 11 related reorganization items in the Consolidated Statement of Income (Loss).

During 2005 and 2004, the fair market value adjustment for those securities designated as trading securities resulted in an unrealized loss of approximately $30 million and $25 million, respectively, recorded as a change in the carrying amount of the assets on the Consolidated Balance Sheet. These losses were recorded as Chapter 11 related reorganization items on the Consolidated Statement of Income (Loss).

As a result of the Filing, there were no payments for asbestos litigation claims from the Trust during 2005 or 2004. However, approximately $0.4 million was paid during 2005 for taxes related to earnings of the Trust. These payments were funded by existing cash in the Trust or proceeds from the sale of securities. The sale of securities in 2005 and 2004 resulted in realized losses of approximately $15 million and $11 million, respectively. Realized gains or losses from the sale of securities are reflected on the Company’s consolidated financial statements in the same manner as actual returns on Trust Assets, described above.

At December 31, 2005, the fair value of Trust Assets and Administrative Deposits was $1.433 billion, which was comprised of Trust Assets of $1.306 billion of marketable securities and Administrative Deposits of $127 million.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

20. FIBREBOARD SETTLEMENT TRUST (continued)

The table below summarizes Trust and Administrative Deposits activity for the twelve months ended December 31, 2005:

	Balance 12/31/04	Interest and Dividends	Unrealized Loss	Realized Loss	Provision	Balance 12/31/05
Assets
Trust Assets:
Marketable securities - trading	$1,291	$60	$(30)	$(15)	$—	$1,306

Administrative Deposits	127	—	—	—	—	127

Total assets	$1,418	$60	$(30)	$(15)	$—	$1,433

Liabilities
Accounts payable	$19	$—	$—	$—	$—	$19
Asbestos litigation claims	2,309	—	—	—	907	3,216

Total Trust liabilities	2,328	—	—	—	907	3,235

Liabilities in excess of assets	(910)	60	(30)	(15)	(907)	(1,802)

Total Trust liabilities net of liabilities in excess of assets	$1,418	$60	$(30)	$(15)	$—	$1,433

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

20. FIBREBOARD SETTLEMENT TRUST (continued)

The table below summarizes Trust and Administrative Deposits activity for the twelve months ended December 31, 2004:

	Balance 12/31/03	Interest and Dividends	Unrealized Loss	Realized Loss	Balance 12/31/04
Assets
Trust Assets:
Marketable securities - trading	$1,268	$59	$(25)	$(11)	$1,291

Administrative Deposits	127	—	—	—	127

Total assets	$1,395	$59	$(25)	$(11)	$1,418

Liabilities
Accounts payable	$19	$—	$—	$—	$19
Asbestos litigation claims	2,309	—	—	—	2,309

Total Trust liabilities	2,328	—	—	—	2,328

Liabilities in excess of assets	(933)	59	(25)	(11)	(910)

Total Trust liabilities net of liabilities in excess of assets	$1,395	$59	$(25)	$(11)	$1,418

21. STOCK COMPENSATION PLANS

During 2005, the Company had two stock-based compensation plans applicable to employees. The Company’s stockholder approved Stock Performance Incentive Plan (“SPIP”) authorized grants of stock options, restricted stock, performance restricted stock and phantom performance units. Effective May 2002, the SPIP expired as to new grants, but outstanding awards continue according to their terms. The Owens Corning 1995 Stock Plan (“95 Stock Plan”) authorizes grants of options, restricted stock and performance stock awards (collectively, the 95 Stock Plan and the SPIP are referred to as the “Employee Plans”). The 95 Stock Plan permits up to 1% of common shares outstanding at the beginning of each calendar year to be awarded as stock options and restricted stock (with 25% of this amount as the maximum permitted number of restricted stock awards). The Company may carry forward, for the 95 Stock Plan, unused shares from prior years and may increase the shares available for awards in any calendar year through an advance of up to 25% of the subsequent year’s allocation (determined by using 25% of the current year’s allocation). These shares are also subject to the 25% limit for restricted stock awards. At December 31, 2005, the maximum number of shares available under the 95 Stock Plan for stock awards was 1,216,332 shares. The following are descriptions of the awards granted under the Employee Plans:

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

21. STOCK COMPENSATION PLANS (continued)

Stock Options

The exercise price of each option awarded under the Employee Plans equals the market price of the Company’s common stock on the date of grant and an option’s maximum term is 10 years. Shares issued from the exercise of options are recorded in the common stock accounts at the option price. The awards and vesting periods of such awards are determined at the discretion of the Compensation Committee of the Board of Directors. No stock options were awarded in 2005, 2004, or 2003.

Restricted Stock Awards

Compensation expense for restricted stock awards is measured based on the market price of the stock at date of grant and is recognized on a straight-line basis over the vesting period. Stock restrictions lapse, subject to alternate vesting plans for death, disability, approved early retirement and involuntary termination, over various periods ending in 2006. At December 31, 2005, the Company had 13,329 shares of restricted stock outstanding. There were no restricted stock grants in 2005, 2004 or 2003.

Performance Restricted Stock Awards

Performance restricted stock awards represent the opportunity to earn up to a specified number of shares of the Company’s common stock, if the Company achieves specified performance goals during the designated performance period. Any portion of the award not earned during the performance period is forfeited by the holder at the end of such period. Compensation expense is measured based on market price of the Company’s common stock and is recognized over the performance period, which is generally three years. At December 31, 2005, the Company had no performance restricted stock awards outstanding and none were granted during 2005, 2004, or 2003.

Phantom Performance Units

Phantom performance units provide the holder the opportunity to earn a cash award equal to the fair market value of the Company’s common stock upon the attainment of certain performance goals. Any portion of the award not earned during the performance period is forfeited by the holder at the end of such period. Compensation expense is measured based on the market price of the Company’s common stock and is recognized over the performance period, which is generally three years. At December 31, 2005, the Company had no performance units outstanding and none were granted during 2005, 2004, or 2003.

Performance Stock Awards

Performance stock awards provide the holder the opportunity to earn unrestricted stock based upon achievement of specified goals within a designated performance period. Compensation cost for these awards is accrued over the performance period based upon a base compensation level and the performance level achieved. Stock awards are issued in the year subsequent to the performance period. No performance stock awards were issued in 2005, 2004, or 2003.

The Company also has a plan to award stock and stock options to non-employee directors. The receipt of the stock awards may be deferred at the discretion of the directors. Approximately 399,000 shares were available under this plan at December 31, 2005. As of December 31, 2005, 24,260 deferred awards were outstanding. No options were issued in 2005, 2004 or 2003. In 2005, 2004 and 2003, no stock awards were granted. By action of the Board of Directors, additional option grants and annual stock grants were suspended effective April 1, 2002, pending further action by the Board.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

21. STOCK COMPENSATION PLANS (continued)

A summary of the status of the Company’s plans that issue options as of December 31, 2005, 2004, and 2003 and changes during the years ended on those dates is presented below:

	2005		2004		2003
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Beginning of year	4,269,637	$32.38	4,897,952	$32.44	6,489,874	$33.39
Options granted	—	$—	—	$—	—	$—
Options exercised	—	$—	—	$—	—	$—
Options canceled	(633,901)	$35.56	(628,315)	$32.87	(1,591,922)	$36.31

End of year	3,635,736	$31.82	4,269,637	$32.38	4,897,952	$32.44

Exercisable	3,635,736	$31.82	4,269,404	$32.38	4,710,655	$32.35

There were no options granted during 2005, 2004, or 2003.

The following table summarizes information about options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
	Number Outstanding at 12/31/05	Weighted-Average		Number Exercisable at 12/31/05	Weighted- Average Exercise Price
Range of Exercise Prices		Remaining Contractual Life	Exercise Price
$ 14.188 - $ 14.750	2,700	4.18	$14.333	2,700	$14.333
$ 15.375 - $ 15.375	933,891	3.83	$15.375	933,891	$15.375
$ 28.438 - $ 28.438	404,343	1.86	$28.438	404,343	$28.438
$ 34.813 - $ 34.813	949,861	2.52	$34.813	949,861	$34.813
$ 37.250 - $ 45.500	1,344,941	1.22	$42.190	1,344,941	$42.190

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

22. EARNINGS PER SHARE

The following table presents the net income (loss) used in the basic and diluted earnings per share and reconciles weighted average number of shares used in the basic earnings per share calculation to the weighted average number of shares used to compute diluted earnings per share.

	2005	2004	2003
	(In millions of dollars, except share data in thousands)
Net income (loss) used for basic and diluted earnings per share	$(4,099)	$204	$115

Weighted-average number of shares outstanding used for basic earnings per share	55,324	55,307	55,196
Non-vested restricted shares	—	36	88
Deferred awards	—	24	24
Shares from assumed conversion of preferred securities (see Note 18)	—	4,566	4,566

Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings per share	55,324	59,933	59,874

The Company’s net income (loss) per common share for the years ended December 31, 2005, 2004, and 2003 were as follows:

	2005	2004	2003
NET INCOME (LOSS) PER COMMON SHARE
Basic net income (loss) per share	$(74.08)	$3.68	$2.08

Diluted net income (loss) per share	$(74.08)	$3.40	$1.92

For the year ended 2005, the number of shares used in the calculation of diluted earnings per share did not include 14 thousand common equivalent shares of non-vested restricted stock, 24 thousand common equivalent shares of deferred awards and 4,566 thousand common equivalent shares from assumed conversion of preferred securities due to their anti-dilutive effect.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23. DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company is exposed to the impact of changes in foreign currency exchange rates, interest rates and certain commodity prices in the normal course of business. The Company’s risk management program is designed to manage the exposure and volatility arising from these risks by offsetting gains and losses on the underlying exposures with gains and losses on derivative financial instruments. The policy of the Company is to use financial instruments only to the extent necessary to hedge identified business risks. The Company does not enter into such transactions for trading purposes.

The Company generally does not require collateral or other security with counter parties to these financial instruments and is therefore subject to credit risk in the event of nonperformance; however, the Company does not anticipate nonperformance by other parties. Contracts with counter parties contain right of setoff provisions. These provisions effectively reduce the Company’s exposure to credit risk in situations where the Company has gain and loss positions outstanding with a single counter party. Positions under such arrangements are reported on a net basis in the Consolidated Balance Sheet.

The Company performs an analysis for effectiveness of its financial instruments for each contract period based on the terms of the contract and the underlying item being hedged. If at any time the derivative ceases to be highly effective, any change in fair value of the derivative is recorded as other income (loss) in the Consolidated Statement of Income (Loss).

Assets and liabilities designated as hedged items are assessed for impairment or for the need to recognize an increased obligation, respectively, according to generally accepted accounting principles that apply to those assets or liabilities. Such assessments are made after hedge accounting has been applied to the asset or liability and exclude a consideration of (1) any anticipated effects of hedge accounting and (2) the fair value of any related hedging instrument that is recognized as a separate asset or liability. The assessment for an impairment of an asset, however, includes a consideration of the losses that have been deferred in other comprehensive income as a result of a cash flow hedge of that asset.

Cash Flow Hedges

The Company uses forward and swap contracts, which qualify as cash flow hedges, to manage forecasted exposure to foreign exchange and diesel fuel and natural gas commodity price risk. The effective portion of the changes in the fair value of cash flow hedges is deferred in accumulated other comprehensive income (“OCI”) and is subsequently recognized in other income (loss) for foreign exchange hedges, and in cost of sales for commodity hedges, when the hedged item impacts earnings. The ineffective portion is recognized in other income (loss). The ineffective portion of changes in the fair value of cash flow hedges recognized in 2005 was approximately $9 million (income) and negligible amounts in 2004 and 2003.

The Company typically enters into financial instruments that mature within thirty-six months. As of December 31, 2005, approximately $14 million of gains on financial instruments included in accumulated OCI in the Consolidated Balance Sheet relate to contracts that will impact earnings during the next twelve months. Transactions and events that are expected to occur over the next twelve months that will necessitate recognizing the deferred gains as income include actual foreign currency denominated sales or purchases and, for commodity hedges, the recognition of the hedged item through earnings.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23. DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Summary of OCI Activity

The following table summarizes activity in OCI resulting from the Company’s cash flow hedging activities for the years ended December 31, 2005 and 2004:

	2005	2004
	(In millions of dollars)
Beginning balance – losses	$(7)	$(2)
Increase (decrease) in fair value of derivatives	49	(2)
Reclassifications from OCI	(26)	(3)

Ending balance – gains (losses)	$16	$(7)

Fair Value Hedges

The Company uses forward and swap contracts, which qualify as fair value hedges, to manage existing exposures to foreign exchange and interest rate risk related to items recorded on the Consolidated Balance Sheet. Gains and losses resulting from the changes in fair value of these instruments are recorded in other income (loss), the effect of which was not material in any year presented. The fair value of these instruments, which are recorded as other current assets in the Consolidated Balance Sheet, was not material as of December 31, 2005 or 2004.

Other Financial Instruments with Off-Balance-Sheet Risk

As of December 31, 2005 and 2004, the Company was contingently liable for guarantees of indebtedness owed by certain unconsolidated affiliates of approximately $11 million and $2 million, respectively. As of December 31, 2005 and 2004, approximately $1 million of such indebtedness was alleged to be in default as a result of the Filing. Subject to the foregoing, the Company is of the opinion that its unconsolidated affiliates will be able to perform under their respective payment obligations in connection with such guaranteed indebtedness and that no payments will be required and no losses will be incurred by the Company under such guarantees.

Concentrations of Credit Risk

As of December 31, 2005, one customer comprised more than 10% but less than 16% of our outstanding receivable balance. All receivables with this customer were current. As of December 31, 2004, one customer comprised more than 10% but less than 13% of our outstanding receivable balance. All receivables with this customer were current.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23. DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Fair Value of Financial Instruments

The following methods and assumptions were used to determine the fair value of each category of financial instruments:

Cash and short-term financial instruments

The carrying amount approximates fair value due to the short maturity of these instruments.

Restricted cash - asbestos and insurance related

The fair values of cash and marketable securities classified as restricted cash have been determined by traded market values or by obtaining quotations from brokers.

Restricted cash, securities and other - Fibreboard

The fair values of cash and marketable securities in the Fibreboard Settlement Trust have been determined by traded market values or by obtaining quotations from brokers.

Long-term notes receivable

The fair value has been calculated using the expected future cash flows discounted at market interest rates.

Long-term debt

The fair value of the Company’s long-term debt that is not subject to compromise has been calculated based on quoted market prices for the same or similar issues, or on the current rates offered to the Company for debt of the same remaining maturities. The Company is unable to estimate the fair value of long-term debt of the Debtors that is subject to compromise at December 31, 2005, due to the uncertainties associated with the Filing.

The Company believes that the carrying amount reasonably approximates fair values of financial instruments. These financial instruments include long-term notes receivable of $16 million and $12 million as of December 31, 2005 and 2004, respectively, and long-term debt of $36 million and $38 million as of December 31, 2005 and 2004, respectively.

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23. DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Fair Value of Derivative Financial Instruments

Foreign currency swaps and interest rate swaps

The fair values of foreign currency swaps and interest rate swaps have been estimated by traded market values or by obtaining quotations from brokers.

Forward currency exchange contracts, option contracts, and financial guarantees

The fair values of forward currency exchange contracts, option contracts, and financial guarantees are based on the estimated cost to acquire similar agreements or on the estimated cost to terminate these agreements or otherwise settle the obligations with the counter parties at the reporting date.

Diesel fuel and natural gas commodity contracts

The fair values of diesel fuel and natural gas commodity contracts are calculated based on traded market values.

The carrying value for all derivative financial instruments approximates the Company’s estimates of fair value.

As of December 31, 2005 and 2004, the Company is contingently liable for guarantees of indebtedness owed by certain unconsolidated affiliates. There is no market for these guarantees and they were issued without explicit cost. Therefore, establishing their fair values is not practicable.

24. QUARTERLY FINANCIAL INFORMATION (unaudited)

	Quarter
	First	Second	Third	Fourth
	(In millions of dollars, except share data)
2005
Net sales	$1,402	$1,590	$1,618	$1,713
Cost of sales	1,167	1,278	1,315	1,405

Gross margin	$235	$312	$303	$308

Provision (credit) for asbestos litigation claims (recoveries)	$4,342	$—	$(1)	$(74)

Income (loss) from operations	$(4,281)	$169	$139	$230

Interest expense, net	$1	$—	$539	$199

Income tax expense (benefit)	$(48)	$99	$(134)	$(304)

Net income (loss)	$(4,237)	$67	$(267)	$338

Net income (loss) per share:
Basic net income (loss) per share	$(76.59)	$1.22	$(4.82)	$6.11

Diluted net income (loss) per share	$(76.59)	$1.13	$(4.82)	$5.64

OWENS CORNING AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

24. QUARTERLY FINANCIAL INFORMATION (unaudited) (continued)

	Quarter
	First	Second	Third	Fourth
	(In millions of dollars, except share data)
2004
Net sales	$1,209	$1,441	$1,541	$1,484
Cost of sales	1,037	1,178	1,244	1,190

Gross margin	$172	$263	$297	$294

Income from operations	$34	$94	$153	$146

Income tax expense	$27	$56	$71	$73

Net income	$5	$33	$94	$72

Net income per share:
Basic net income per share	$0.09	$0.59	$1.70	$1.30

Diluted net income per share	$0.09	$0.55	$1.57	$1.20

25. ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs - an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 amends the guidance in ARB No. 43 and clarifies accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement became effective for the Company as of January 1, 2006. The effect of adoption of this standard is not material.

In December 2004, the Financial Accounting Standards Board issued a revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment”. This statement eliminates the intrinsic value method as an allowed method for valuing stock options granted to employees. Under the intrinsic value method, compensation expense was generally not recognized for the issuance of stock options. The revised statement requires compensation expense to be recognized in exchange for the services received based on the fair value of the equity instruments on the grant-date. The Company adopted the provisions of this statement during 2005. The effect of adoption of this standard was not material as none of the Company’s previously issued stock-based awards were materially impacted. Additionally, the Company does not expect to issue stock-based compensation while it remains in Chapter 11 proceedings.

In March 2005, the Financial Accounting Standards Board issued Interpretation Number 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). This statement clarifies the meaning of the term “conditional asset retirement” as used in Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, and clarifies when an entity has sufficient information to reasonably estimate the fair value of an asset retirement obligation. The statement requires the accelerated recognition of certain asset retirement obligations when a fair value of such obligations can be estimated. This statement became effective for the Company in the fourth quarter of 2005. The effect of adoption of this standard was not material.

OWENS CORNING AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

		Additions
Classification	Balance at Beginning of Period	Charged to Costs and Expenses		Charged to Other Accounts	Deductions		Balance at End of Period
	(In millions of dollars)
FOR THE YEAR ENDED DECEMBER 31, 2005:
Allowance deducted from asset to which it applies -
Doubtful accounts	$18	$3		$—	$3	(A)	$18
Tax valuation allowance	995	1,393	(B)	—	—		$2,388
FOR THE YEAR ENDED DECEMBER 31, 2004:
Allowance deducted from asset to which it applies -
Doubtful accounts	$19	$5		$—	$6	(A)	$18
Tax valuation allowance	1,000	(5)		—	—		$995
FOR THE YEAR ENDED DECEMBER 31, 2003:
Allowance deducted from asset to which it applies -
Doubtful accounts	$29	$(4)		$(2)	$4	(A)	$19
Tax valuation allowance	998	2		—	—		1,000

Notes:

(A)	Uncollectible accounts written off, net of recoveries.
(B)	This increase relates primarily to the establishment of an additional valuation allowance of $4.267 billion for deferred taxes related to additional asbestos provisions net of asbestos-related insurance recoveries recorded during 2005.